UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934 (AMENDMENT NO.     )

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Filed by a Party other than the Registrant  ☐

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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

THE J. M. SMUCKER COMPANY
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Preliminary Copy

THE J. M. SMUCKER COMPANY

ONE STRAWBERRY LANE

ORRVILLE, OHIO 44667-0280

July 2, 2014

Dear Shareholder:

It is our pleasure to invite you to attend The J. M. Smucker Company’s Annual Meeting of Shareholders on Wednesday, August 13, 2014. The annual meeting will begin at 11:00 a.m., Eastern Time, in the Fisher Auditorium at the Ohio Agricultural Research and Development Center, 1680 Madison Avenue, Wooster, Ohio 44691.

Included with this letter is a Notice of the 2014 Annual Meeting of Shareholders and the proxy statement. Please review this material for information about the nominees named in the proxy statement for election as Directors and the Company’s appointed independent registered public accounting firm. In addition, details regarding executive officer and Director compensation, corporate governance matters, and the business to be conducted at the annual meeting are also described.

Whether or not you plan to attend the annual meeting, please cast your vote, at your earliest convenience, as instructed in the Notice of Internet Availability of Proxy Materials or in the proxy card. Your vote is very important. Your vote before the annual meeting will ensure representation of your common shares at the annual meeting even if you are unable to attend.

We look forward to sharing more information with you about The J. M. Smucker Company and the value of your investment at the annual meeting.

Sincerely,

Timothy P. Smucker Chairman of the Board	Richard K. Smucker Chief Executive Officer

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF

PROXY MATERIALS FOR THE ANNUAL MEETING OF

SHAREHOLDERS TO BE HELD ON AUGUST 13, 2014

This proxy statement and the 2014 Annual Report are available at www.proxyvote.com

Preliminary Copy

Notice of 2014 Annual Meeting

of Shareholders

Wednesday, August 13, 2014

11:00 a.m., Eastern Time

Fisher Auditorium, Ohio Agricultural Research and Development Center

1680 Madison Avenue, Wooster, Ohio 44691

The Annual Meeting of Shareholders of The J. M. Smucker Company (the “Company,” “we,” “us,” or “our”) will be held for the following purposes:

1.	To elect as Directors the four nominees named in the proxy statement and recommended by the Board of Directors whose term of office will expire in 2015;

2.	To ratify the appointment of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm for the 2015 fiscal year;

3.	To approve, on a non-binding, advisory basis, the Company’s executive compensation as disclosed in these proxy materials;

4.	To consider and adopt an amendment to the Company’s Amended Regulations (the “Regulations”) to set forth a general voting standard for action by our shareholders; and

5.	To consider and act upon any other matter that may properly come before the annual meeting.

Shareholders of record at the close of business on June 16, 2014 are entitled to vote at the annual meeting. You may cast your vote via the Internet, as instructed in the Notice of Internet Availability of Proxy Materials, or if you received your proxy materials by mail, you may also vote by mail or by telephone.

All shareholders are invited to attend the annual meeting.

Jeannette L. Knudsen, Vice President, General

Counsel and Corporate Secretary

Preliminary Copy

PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON AUGUST 13, 2014

PROXY SOLICITATION AND COSTS

We are furnishing this document to you in connection with the solicitation by our Board of Directors (the “Board”) of the enclosed form of proxy for our annual meeting to be held on August 13, 2014. In addition to solicitation by mail, we may solicit proxies in person, by telephone, facsimile, or e-mail. We will bear all costs of the proxy solicitation and have engaged a professional proxy solicitation firm, D.F. King & Co., Inc., to assist us in soliciting proxies. We will pay a fee of approximately $15,000, plus expenses, for such services.

We pay for the preparation and mailing of the Notice of 2014 Annual Meeting of Shareholders and proxy statement, and we have also made arrangements with brokerage firms and other custodians, nominees, and fiduciaries for the forwarding of this proxy statement and other annual meeting materials to the beneficial owners of our common shares at our expense. This proxy statement is dated July 2, 2014, and is first being mailed to our shareholders on or about July 2, 2014.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Why did I receive these proxy materials?

You received these proxy materials because you are a shareholder of the Company. The Board is providing these proxy materials to you in connection with our annual meeting to be held on August 13, 2014. As a shareholder of the Company, you are entitled to vote on the important proposals described in this proxy statement. Since it is not practical for all shareholders to attend the annual meeting and vote in person, the Board is seeking your proxy to vote on these matters.

What is a proxy?

A proxy is your legal designation of another person (“proxy”) to vote the common shares you own at the annual meeting. By completing and returning the proxy card(s), which identifies the individuals or trustees authorized to act as your proxy, you are giving each of those individuals authority to vote your common shares as you have instructed. By voting via proxy, each shareholder is able to cast his or her vote without having to attend the annual meeting in person.

Why did I receive more than one proxy card?

You will receive multiple proxy cards if you hold your common shares in different ways (e.g., trusts, custodial accounts, joint tenancy) or in multiple accounts. If your common shares are held by a broker or bank (i.e., in “street name”), you will receive your proxy card and other voting information from your broker, bank, trust, or other nominee. It is important that you complete, sign, date, and return each proxy card you receive, or vote using the telephone, or by using the Internet (as described in the instructions included with your proxy card(s) or in the Notice of Internet Availability of Proxy Materials).

Why didn’t I receive paper copies of the proxy materials?

As permitted by the Securities and Exchange Commission (the “SEC”), we are making this proxy statement and our annual report available to our shareholders electronically via the Internet. We believe this delivery method expedites your receipt of materials, while also lowering costs and reducing the environmental impact of our annual meeting. The notice of electronic availability contains instructions on how to access this proxy statement and our annual report and how to vote online.

If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials unless you request one in accordance with the instructions provided in the notice.

The Notice of Internet Availability of Proxy Materials has been mailed to shareholders on or about July 2, 2014 and provides instructions on how you may access and review the proxy materials on the Internet.

What is the record date and what does it mean?

The Board established June 16, 2014 as the record date for the annual meeting of shareholders to be held on August 13, 2014. Shareholders who own common shares of the Company at the close of business on the record date are entitled to notice of and to vote at the annual meeting.

What is the difference between a “registered shareholder” and a “street name shareholder”?

These terms describe how your common shares are held. If your common shares are registered directly in your name with Computershare Investor Services, LLC (“Computershare”), our transfer agent, you are a “registered shareholder.” If your common shares are held in the name of a brokerage, bank, trust, or other nominee as a custodian, you are a “street name shareholder.”

How many common shares are entitled to vote at the annual meeting?

As of the record date, there were 101,733,034 common shares outstanding and entitled to vote at the annual meeting.

How many votes must be present to hold the annual meeting?

A majority of the Company’s outstanding common shares as of the record date must be present in order for us to hold the annual meeting. This is called a quorum. Broker “non-votes” and abstentions are counted as present for purposes of determining whether a quorum exists. A broker “non-vote” occurs when a nominee, such as a bank or broker holding shares for a beneficial owner, does not vote on a particular proposal because the nominee does not have discretionary voting power for the particular item and has not received instructions from the beneficial owner. Proposal 2 is the only routine matter on this year’s ballot that may be voted on by brokers.

Who will count the votes?

A representative from Broadridge Financial Solutions, Inc. (“Broadridge”), or its designee, will determine if a quorum is present, tabulate the votes, and serve as our inspector of election at the annual meeting.

What vote is required to approve each proposal?

Under our Amended Articles of Incorporation (the “Articles”), shareholders may be entitled, on certain matters, to cast ten votes per share with regard to certain common shares and only one vote per share with regard to others. The total voting power of all of the common shares can be determined only at the time of a shareholder meeting due to the need to obtain certifications as to beneficial ownership of common shares not held as of record in the name of individuals. There is one proposal on this year’s ballot for which the ten-votes-per-share provisions apply.

Abstentions, broker non-votes, and shares not in attendance and not voted at the annual meeting will not be counted as votes cast “for” or “against” a candidate and will have no effect with regard to the election of Directors in Proposal 1. However, because Proposals 2, 3, and 4 are based on the total voting power of the Company, abstentions, broker non-votes, and shares not in attendance and not voted at the annual meeting will have the same effect as votes against such proposals.

Proposal 1:     Because this is an uncontested election, a candidate will be elected as a Director only if the votes cast for the candidate exceed the votes cast against the candidate, based upon one vote for each common share owned as of the record date. A plurality voting standard would be used if this were a contested election. Under the plurality voting standard, the candidates receiving the most “for” votes would be elected.

Under our Director resignation policy, in an uncontested election, any nominee for Director who receives a greater number of “against” votes than “for” votes is required to tender his or her resignation for consideration by the Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”). We have provided more information about our Director resignation policy under the heading “Corporate Governance — Director Resignation Policy.”

Proposal 2:     The affirmative vote of the holders of common shares entitling them to exercise a majority of the total voting power of the Company, based upon one vote for each common share owned as of the record date, is necessary to ratify the appointment of the Independent Registered Public Accounting Firm (the “Independent Auditors”).

Proposal 3:     The affirmative vote of the holders of common shares entitling them to exercise a majority of the total voting power of the Company, based upon one vote for each common share owned as of the record date, is necessary to approve, on an advisory basis, the Company’s executive compensation. This vote is advisory and not binding on the Company, the Board, or the Executive Compensation Committee of the Board (the “Compensation Committee”) in any way. To the extent there is any significant vote against the executive compensation as disclosed in this proxy statement, the Board and the Compensation Committee will evaluate what actions, if any, may be necessary to address the concerns of shareholders. Under the Articles, shareholders are entitled to cast ten votes per share on any matter relating to any stock option plan, stock purchase plan, executive compensation plan, executive benefit plan, or other similar plan, arrangement, or agreement. Because the vote on this proposal is a non-binding, advisory vote, we have determined that such ten-votes-per-share provisions will not apply to this proposal.

Proposal 4:     The affirmative vote of the holders of common shares entitling them to exercise a majority of the total voting power of the Company, giving effect to the ten-votes-per-share provisions of the Articles, is necessary to adopt the amendment to the Regulations to set forth a general voting standard for action by shareholders.

How do I determine if I have ten votes per share for Proposal 4?

Common shares are entitled to ten votes per share if they meet the requirements set forth in the Articles. Common shares that would be entitled to ten votes per share on Proposal 4 include:

•	Common shares for which there has not been any change in beneficial ownership in the four years prior to June 16, 2014; or

•	Common shares received through our various equity plans which have not been sold or otherwise transferred.

If you were issued common shares through one of our equity plans as an employee of the Company or you are a registered shareholder, you will not be required to certify common shares entitled to ten votes per share in order to exercise the ten-votes-per-share provision, because the plan administrators or the transfer agent will provide this information to the vote tabulator. If you are a street name shareholder, you will be required to complete the “Certification of Ten-Vote Shares” section on the voting instruction form in order to exercise the ten-votes-per-share provision. For additional information regarding how to determine whether your common shares are entitled to ten votes per share, see “Voting Rights of Common Shares” beginning on page 71.

Where will I be able to find voting results of the annual meeting?

We will announce preliminary voting results at the annual meeting. We will also publish final voting results in a Current Report on Form 8-K to be filed with the SEC within four business days after the annual meeting.

How do I vote my common shares?

If you are a registered shareholder and you received your proxy materials by mail, you can vote your shares in one of the following manners:

•	by attending the annual meeting and voting;

•	by completing, signing, dating, and returning the enclosed proxy card(s);

•	by telephone, by calling 1-800-690-6903; or

•	by using the Internet and accessing www.proxyvote.com.

Please refer to the specific instructions set forth on the proxy card(s) that you received.

If you are a registered shareholder and you received a Notice of Internet Availability of Proxy Materials, you can vote your shares in one of the following manners:

•	by attending the annual meeting and voting;

•	by using the Internet and accessing www.proxyvote.com; or

•	by mail if you request a paper copy of the materials by calling 1-800-579-1639.

Please refer to the specific instructions set forth in the Notice of Internet Availability of Proxy Materials.

If you are a street name shareholder, your broker, bank, trustee, or other nominee will provide you with materials and instructions for voting your common shares. If you wish to vote in person at the annual meeting, you must contact your broker and request a document called a “legal proxy.” You must bring this legal proxy obtained from your broker, bank, trust, or other nominee to the annual meeting in order to vote in person.

Can I change my vote after I have mailed in my proxy card(s) or submitted my vote using the Internet or telephone?

Yes, if you are a registered shareholder and you received your proxy materials by mail, you can change your vote in any one of the following ways:

•	sending a written notice to our Corporate Secretary that is received prior to the annual meeting and stating that you revoke your proxy;

•	signing, dating, and submitting a new proxy card(s) to Broadridge so that it is received prior to the annual meeting;

•	voting by telephone or by using the Internet prior to the annual meeting in accordance with the instructions provided with the proxy card(s); or

•	attending the annual meeting and voting in person.

Yes, if you are a registered shareholder and you received a Notice of Internet Availability of Proxy Materials, you can change your vote in any one of the following ways:

•	sending a written notice to our Corporate Secretary that is received prior to the annual meeting and stating that you revoke your proxy;

•	voting by using the Internet prior to the annual meeting, in accordance with the instructions provided in the Notice of Internet Availability of Proxy Materials;

•	attending the annual meeting and voting in person; or

•

requesting a paper copy of the materials by calling 1-800-579-1639, and then signing and dating the proxy card(s) and submitting the proxy card(s) to Broadridge so that it is received prior to the annual meeting.

Your mere presence at the annual meeting will not revoke your proxy. You must vote in person at the annual meeting in order to revoke your proxy.

If you are a street name shareholder, you must contact your broker, bank, trust, or other nominee in order to revoke your proxy.

How will my proxy be voted?

If you complete, sign, date, and return your proxy card(s) or vote by telephone or by using the Internet, your proxy will be voted in accordance with your instructions. If you sign and date your proxy card(s) but do not indicate how you want to vote, your common shares will be voted for each of the proposals as the Board recommends.

What if my common shares are held in “street name” by my broker?

You should instruct your broker how you would like to vote your shares by using the written instruction form and envelope provided by your broker. If you do not provide your broker with instructions, under the rules of the New York Stock Exchange (“NYSE”), your broker may, but is not required to, vote your common shares with respect to certain “routine” matters. However, on other matters, when the broker has not received voting instructions from its customers, the broker cannot vote the shares on the matter and a “broker non-vote” occurs. Proposal 2 is the only routine matter on this year’s ballot to be voted on by our shareholders. Proposals 1, 3, and 4 are not considered routine matters under the NYSE rules. This means that brokers may not vote your common shares on such proposals if you have not given your broker specific instructions as to how to vote. Please be sure to give specific voting instructions to your broker so that your vote can be counted. If you hold your common shares in your broker’s name and wish to vote in person at the annual meeting, you must contact your broker and request a document called a “legal proxy.” You must bring this legal proxy to the annual meeting in order to vote in person.

What are the Board’s recommendations on how I should vote my common shares?

The Board recommends that you vote your common shares as follows:

Proposal	Proposal Summary	FOR	AGAINST
Proposal 1	Election of the four Board nominees named in this proxy statement with terms expiring at the 2015 annual meeting of shareholders	✓
Proposal 2	Ratification of appointment of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm for the 2015 fiscal year	✓
Proposal 3	Advisory approval of the Company’s executive compensation	✓
Proposal 4	Adoption of an amendment to the Regulations to set forth a general voting standard for action by our shareholders	✓

Does the Company have cumulative voting?

No. In 2009, the shareholders of the Company amended the Articles to eliminate cumulative voting.

Who may attend the annual meeting?

All shareholders are eligible to attend the annual meeting. However, only those shareholders of record at the close of business on June 16, 2014 are entitled to vote at the annual meeting.

Do I need an admission ticket to attend the annual meeting?

Admission tickets are not required to attend the annual meeting. If you are a registered shareholder, properly mark your proxy to indicate that you will be attending the annual meeting. If you hold your common shares through a nominee or you are a street name shareholder, you are required to bring evidence of share ownership to the annual meeting (e.g., account statement, broker verification).

What type of accommodations can the Company make at the annual meeting for people with disabilities?

We can provide reasonable assistance to help you participate in the annual meeting if you notify the Corporate Secretary at least two weeks prior to the annual meeting about your disability and how you plan to attend.

Who can answer my questions?

If you need additional copies of the proxy materials, you should contact:

Broadridge Financial Solutions, Inc.

51 Mercedes Way

Edgewood, New York 11717

Call Toll Free: 1-866-602-0762

If you have any questions about the proxy materials or the annual meeting, or need assistance in voting your common shares, you should contact:

D.F. King & Co., Inc.

48 Wall Street

New York, New York 10005

Call Toll Free: 1-800-758-5880

or

Call Collect: 212-269-5550

If you have any questions about the proxy materials or the annual meeting, you may also contact:

The J. M. Smucker Company

One Strawberry Lane

Orrville, Ohio 44667

Attention: Shareholder Services Department

Call Toll Free: 1-866-362-5369

or

Telephone: 330-684-3838

CORPORATE GOVERNANCE

Corporate Governance Guidelines

Our Corporate Governance Guidelines (the “Guidelines”) are designed to formalize the Board’s role and to confirm its independence from management and its role of aligning management and Board interests with the interests of shareholders. The Guidelines provide in pertinent part that:

•	a majority of Directors will be “independent,” as set forth under the rules of the NYSE and the SEC, and as further set forth in the Guidelines;

•

all members of the Nominating Committee, the Compensation Committee, and the Audit Committee (collectively, the “Committees”) will be “independent,” and there will be at least three members on each of the Committees;

•

the “independent” Directors will meet in executive session on a regular basis in conjunction with regularly scheduled Board meetings (other than the meeting held on the day of the annual meeting), and such meetings will be chaired by the Chair of each of the Committees for each Committee executive session and by the Chair of each of the Committees on a rotating term of one year for each Board executive session;

•	the Board and each of the Committees will conduct an annual self-evaluation;

•

all non-employee Directors will own a minimum amount of the Company’s common shares as established in our Stock Ownership Guidelines for Directors and Executive Officers, which currently require that non-employee Directors own common shares with a value of no less than five times the annual cash retainer paid to each non-employee Director and that each non-employee Director should strive to attain this ownership threshold within five years of joining the Board;

•	each Director will attend at least 75% of all regular and special Board meetings;

•	absent specific action by the Directors, non-employee Directors will not be eligible for nomination after attaining age 72;

•	the Directors will advise the Chairman of the Board whenever they accept an invitation to serve on another public company board;

•	each Director will not serve concurrently on more than three public company boards, including the Company, without prior, unanimous consent of the Board; and

•

the Corporate Secretary will provide all new Directors with materials and training in our Director orientation program and will also provide such additional Director training and orientation as appropriate.

The Guidelines are posted on our website at www.jmsmucker.com. A copy of the Guidelines is available free of charge to any shareholder who submits a written request to the Corporate Secretary, The J. M. Smucker Company, One Strawberry Lane, Orrville, Ohio 44667.

Shareholder Recommendations for Director Nominees

The Nominating Committee is responsible for identifying, evaluating, and recommending qualified candidates to the Board for nomination. The Nominating Committee considers all suggestions for membership on the Board, including nominations made by our shareholders. Shareholders’ nominations for Directors must be made in writing and must include the nominee’s written consent to the nomination and detailed background information sufficient for the Nominating Committee to evaluate the nominee’s qualifications. Nominations should be submitted to the Corporate Secretary, The J. M. Smucker Company, One Strawberry Lane, Orrville, Ohio 44667. The Corporate Secretary will then forward nominations to the Chair of the Nominating Committee. All recommendations must include qualifications that meet, at a minimum, the following criteria:

•

candidates must be committed to our culture and Basic Beliefs of Quality, People, Ethics, Growth, and Independence, and will possess integrity, intelligence, and strength of character having a balance of skills, knowledge, diversity, background, and experience beneficial to the Company;

•	non-employee Director candidates must meet the independence requirements set forth below under the heading “Director Independence;”

•	non-employee Director candidates must be able to effectively carry out responsibilities of oversight of our strategy;

•

candidates should have either significant experience in a senior executive role with a major business organization or relevant experience from other professional backgrounds, together with knowledge of corporate governance issues and a commitment to attend and participate in Board meetings and related Board activities; and

•	candidates should not have any affiliations or relationships which could lead to a real or perceived conflict of interest.

Board Diversity

The Nominating Committee and the Board consider a diverse group of experiences, characteristics, attributes, and skills, including diversity in gender, ethnicity, race, cultural background, and age, in determining whether an individual is qualified to serve as a Director of the Company. While the Board does not maintain a formal policy regarding diversity, it does consider the diversity of the Board when considering Director nominees. Diversity is important because a variety of points of view contribute to a more effective decision-making process. The Nominating Committee and the Board also consider the composition of the Board as a whole in evaluating whether a particular individual should serve on the Board, as the Board seeks to comprise itself of members who, collectively, possess a range of relevant skills, experience, and expertise.

Experience, Qualifications, Attributes, Skills and Diversity of Director Nominees

As mentioned above, in considering each Director nominee and the composition of the Board as a whole, the Nominating Committee looks for a diverse group of experiences, characteristics, attributes, and skills that relate directly to our management and operations. Success in specific categories is a key factor in our overall operational success and creating shareholder value. The Nominating Committee believes that Directors who possess some or all of the following experiences, characteristics, attributes, and skills are better able to provide oversight of our management and long-term and strategic objectives.

Adherence to the Company’s Basic Beliefs

We seek Directors who have an understanding of, and are committed to, our Basic Beliefs of Quality, People, Ethics, Growth, and Independence. These Basic Beliefs are our values and principles that serve as guideposts for decisions at every level of the Company and cultivate a culture of commitment to each other and to our constituents. Further information regarding our Basic Beliefs can be found on our website at www.jmsmucker.com.

Leadership and Operating Experience

We seek Directors who have significant leadership and operating experience. Strong leaders bring vision, strategic agility, diverse and global perspectives, and broad business insight to the Company. They also demonstrate a practical understanding of organizations, processes, strategy, risk management, and the methods to drive change and growth. People with experience in significant leadership positions possess strong abilities to motivate and manage others and to identify and develop leadership qualities in others.

Independence

We require that a majority of our Directors satisfy the independence requirements of the NYSE and the SEC.

Finance Experience

We believe that it is important for Directors to have an understanding of finance and financial reporting processes. Accurate financial reporting is critical to our success and reputation. We seek to have at least two independent Directors who qualify as “audit committee financial experts,” within the meaning of Regulation S-K promulgated by the SEC (“Regulation S-K”), particularly for service on the Audit Committee. We expect all of our Directors to be financially knowledgeable.

Public Company Board and Corporate Governance Experience

We seek Directors who have experience serving on the boards of other large, publicly traded companies. This experience prepares the Directors to fulfill the Board’s responsibilities of overseeing our business and providing insight and guidance to management.

Operations Experience

We seek to have Directors with relevant general management or operations experience in the consumer goods industry. In particular, we believe that it is important for Directors to have experience in new and expanding businesses, customer segments, and geographies.

Knowledge of the Company

We deem it important to have Directors who have in-depth knowledge of us and our industry, operations, business segments, products, risks, strategy, and culture.

Minority; Diversity

We believe it is important to have a Board composition that is diverse in gender, ethnicity, race, cultural background, and age.

Marketing or Public Relations Experience

As a manufacturer and marketer of branded food products, we seek Directors who have a diverse range of marketing or public relations experience.

Mergers and Acquisitions Experience

We have been and believe we will continue to be active in acquiring other companies that fit our strategy and, therefore, seek to have Directors with relevant mergers and acquisitions experience.

The Board believes that all of the Directors are highly qualified and have specific employment and leadership experiences, qualifications, and skills that qualify them for service on the Board. The specific experiences, qualifications, and skills that the Board considered in determining that each such person should serve as a Director are included in their individual biographies and also summarized further in the following table:

Director Resignation Policy

In connection with the adoption of a majority voting standard for uncontested elections of Directors, the Board adopted a Director resignation policy to address the situation in which one or more incumbent Directors fail to receive the required majority vote for re-election in an uncontested election. Under Ohio law, an incumbent Director who is not re-elected would remain in office as a “holdover” Director until his or her successor is elected. This Director resignation policy provides that an incumbent Director who is not re-elected with more “for” votes than “against” votes in an uncontested election will be expected to tender to the Board his or her resignation as a Director promptly following the certification of the election results. The Nominating Committee would then consider each tendered resignation and recommend to the Board whether to accept or reject each such tendered resignation. The Board would act on each tendered resignation, taking into account its fiduciary duties to the Company and our shareholders and the Nominating Committee’s recommendation, within 90 days following the certification of the election results. The Nominating Committee, in making its recommendation, and the Board in making its decision, may consider any factors or other information with respect to any tendered resignation that they consider appropriate, including, without limitation:

•	the stated reason for such Director’s failure to receive the approval of a majority of votes cast;

•	the percentage of votes cast against such Director; and

•	the performance of such Director.

Following the Nominating Committee’s recommendation and the Board’s decision, the Board will promptly and publicly disclose its decision whether to accept or reject each tendered resignation and, if applicable, the reasons for rejecting a tendered resignation. If a Director’s tendered resignation is rejected, he or she would continue to serve until his or her successor is elected, or until his or her earlier resignation, removal from office, or death. If a Director’s tendered resignation is accepted, then the Board would have the sole discretion to fill any resulting vacancy or decrease the number of Directors, in each case pursuant to the provisions of and to the extent permitted by the Regulations. Any Director who tenders his or her resignation pursuant to this policy would abstain from providing input or voting on the Nominating Committee’s recommendation or the Board’s action regarding whether to accept or reject the tendered resignation. While this description reflects the terms of the Director resignation policy that the Board currently has, the Board retains the power to amend and administer the policy as the Board, in its sole discretion, determines is appropriate. The Director resignation policy is posted on our website at www.jmsmucker.com and a copy will be provided free of charge to any shareholder submitting a written request to the Corporate Secretary, The J. M. Smucker Company, One Strawberry Lane, Orrville, Ohio 44667.

Director Independence

We require that a majority of our Directors be “independent” as defined by the rules of the NYSE and the SEC. We may, in the future, amend the Guidelines to establish such additional criteria as the Board determines to be appropriate. The Board makes a determination as to the independence of each Director on an annual basis. The Board has determined that all of the following eight non-employee Directors are independent Directors: R. Douglas Cowan, Kathryn W. Dindo, Paul J. Dolan, Robert B. Heisler, Jr., Nancy Lopez Knight, Elizabeth Valk Long, Gary A. Oatey, and Alex Shumate. The Board has also determined that Sandra Pianalto, who has been nominated by the Board to stand for election at the 2014 annual meeting of shareholders, will be an independent Director.

In general, “independent” means that a Director has no material relationship with us or any of our subsidiaries. The existence of a material relationship is determined upon a review of all relevant facts and circumstances and generally is a relationship that might reasonably be expected to compromise the Director’s ability to maintain his or her independence from our management.

The Board considers the issue of materiality from the standpoint of the persons or organizations with which the Director has an affiliation, as well as from the standpoint of the Director.

The following standards will be applied by the Board in determining whether individual Directors qualify as “independent” under the rules of the NYSE and the SEC. To the extent that these standards are more stringent than the rules of the NYSE or the SEC, such standards will apply. References to the Company include our consolidated subsidiaries.

•

No Director will be qualified as independent unless the Board affirmatively determines that the Director has no material relationship with us, either directly or as a partner, shareholder, or officer of an organization that has a relationship with us. We will disclose these affirmative determinations.

•	No Director who is a former employee of ours can be independent until three years after the end of his or her employment relationship with us.

•	No Director whose immediate family member is, or has been within the last three years, an executive officer of the Company can be independent.

•

No Director who received, or whose immediate family member has received, more than $120,000 in any twelve-month period in direct compensation from us within the past three years, other than Director and Committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), can be independent until three years after he or she ceases to receive more than $120,000 in any twelve-month period in such compensation during such time period.

•

No Director can be independent if the Director (i) is a current partner or employee of a firm that is our internal or external auditor; (ii) has an immediate family member who is a current partner of such a firm; (iii) has an immediate family member who is a current employee of such a firm and personally works on our audit; or (iv) was, or an immediate family member was, within the last three years, a partner or employee of such a firm and personally worked on our audit within that time.

•

No Director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of our present executive officers serve on that company’s compensation committee can be independent until three years after the end of such service or employment relationship.

•

No Director who is an executive officer or employee, or whose immediate family member is an executive officer, of a company (excluding charitable organizations) that makes payments to, or receives payments from, us for property or services in an amount which, in any single fiscal year, exceeds the greater of $1,000,000 or 2% of such other company’s consolidated gross revenues can be independent until three years after falling below such threshold.

•

No Director can be independent if we have made charitable contributions to any charitable organization in which such Director serves as an executive officer if, within the preceding three years, contributions by us to such charitable organization in any single fiscal year of such charitable organization exceeded the greater of $1,000,000 or 2% of such charitable organization’s consolidated gross revenues.

In its review and application of the criteria used to determine independence, the Board considered the fact that we do business with an organization directly affiliated with Paul J. Dolan and affirmatively determined that the amounts paid to the entity affiliated with Mr. Dolan do not meet the threshold which would create an issue under the standards for determining independence.

The value of advertising and promotional activities sponsored with the Cleveland Indians organization, of which Mr. Dolan is the chairman and chief executive officer and a part owner, in fiscal year 2014 was approximately $330,000 and does not exceed the greater of $1,000,000 or 2% of the consolidated gross revenues of the Cleveland Indians.

Structure of the Board of Directors

Chairman of the Board and Chief Executive Officer as Directors

The Regulations provide that one person may hold the positions of Chairman of the Board and Chief Executive Officer. Although a majority of our Directors are independent, the Board does not have a lead independent Director. Timothy P. Smucker, our former Co-Chief Executive Officer, currently serves as Chairman of the Board. The Board believes that a current or former Chief Executive Officer is best situated to serve as Chairman of the Board because he is one of the Directors most familiar with our business and industry. The Board also believes that having a current or former Chief Executive Officer serve as Chairman of the Board provides an efficient and effective leadership model for us by fostering clear accountability, effective decision-making, and alignment of corporate strategy. The Board’s independent Directors bring experience, oversight, and expertise from outside the Company and industry, while the Chief Executive Officer and the Chairman of the Board bring Company and industry-specific experience and expertise. One of the key responsibilities of the Board is to develop strategic direction and hold management accountable for the execution of its strategy once it is developed. The Board believes that its current management structure, together with independent Directors having the duties described above, is in the best interests of shareholders because it strikes an appropriate balance for us; with a current or former Chief Executive Officer serving as Chairman of the Board, there is unified leadership and a focus on strategic development and execution, while the independent Directors help assure independent oversight of management.

Board’s Role in Risk Oversight

Risk is inherent in any business, and our management is responsible for the day-to-day management of risks that we face. The Board, on the other hand, has responsibility for the oversight of risk management. In its risk oversight role, the Board has the responsibility to evaluate the risk management process to ensure its adequacy and that it is implemented properly by management.

The Board believes that full and open communication between management and the Board is essential for effective risk management and oversight. The Board meets regularly with senior management, including the executive officers, to discuss strategy and risks facing the Company. Senior management attends the Board’s quarterly meetings, as well as certain Committee meetings, in order to address any questions or concerns raised by the Board on risk management and any other matters. Each quarter, the Board receives presentations from senior management on business operations, financial results, and strategic issues. In addition, senior management holds an annual strategic planning retreat, as well as periodic strategic planning sessions, to discuss strategies, key challenges, and risks and opportunities for the Company. Senior management then reviews the results of each strategic planning session with the Board.

The Committees assist the Board in fulfilling its oversight responsibilities in certain areas of risk. The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to management of major risk exposures, including in the areas of financial reporting and internal controls. Risk assessment reports are regularly provided by management and our internal auditors to the Audit Committee. The Compensation Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks arising from the Company’s compensation policies and programs, including overseeing the Company’s compensation-related risk assessment described further below in this proxy statement and developing stock ownership and clawback guidelines for our executive officers. The Nominating Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with Board organization, membership and structure, succession planning for Directors and executive officers, and corporate governance, including the annual monitoring of corporate governance issues, developing Director self-evaluations, and reviewing potential conflicts of interest. All of these Committees report back to the full Board at Board meetings as to the Committees’ activities and matters discussed and reviewed at the Committees’ meetings. Non-employee Directors are encouraged to attend all Committee meetings, and employee Directors are encouraged to attend all Committee meetings other than meetings where there are matters being discussed that would create a conflict of interest, such as matters related to compensation. In addition, the Board is encouraged to participate in internal and external Director education courses to keep apprised of current issues, including areas of risk.

Communications with the Board

Shareholders and other interested parties who wish to communicate with members of the Board as a group, with non-employee Directors as a group, or with individual Directors, may do so by writing to Board Members c/o Corporate Secretary, The J. M. Smucker Company, One Strawberry Lane, Orrville, Ohio 44667. The

Directors have requested that the Corporate Secretary act as their agent in processing any communications received. All communications that relate to matters that are within the scope of responsibilities of the Board and its Committees will be forwarded to the appropriate Directors. Communications relating to matters within the responsibility of one of the Committees will be forwarded to the Chair of the appropriate Committee. Communications relating to ordinary business matters are not within the scope of the Board’s responsibility and will be forwarded to the appropriate executive officer at the Company. Solicitations, advertising materials, and frivolous or inappropriate communications will not be forwarded.

Policy on Ethics and Conduct

Ethics is one of our Basic Beliefs and is fundamental to our business. We emphasize that ethical conduct is vital to ensure successful, sustained business relationships.

Our Policy on Ethics and Conduct applies to all of our employees and Directors, and the employees and directors of our subsidiaries and affiliates. The policy details specifics concerning the manner in which employees and Directors are expected to conduct themselves and imposes on each person the responsibility for making ethical choices.

Any changes to this policy and any waivers of this policy for or on behalf of any Director, executive officer, or senior financial officer of the Company must be approved by the Board, or by a Committee of the Board to which authority to issue such waivers has been delegated by the Board. Any such waivers will be promptly disclosed to the public, as required by applicable law, and will be disclosed on our website at www.jmsmucker.com. Waivers of this policy for any other employee may be made only by an authorized officer of the Company.

The Policy on Ethics and Conduct is posted on our website at www.jmsmucker.com and a copy will be provided free of charge to any shareholder submitting a written request to the Corporate Secretary, The J. M. Smucker Company, One Strawberry Lane, Orrville, Ohio 44667.

Procedures for Reporting Ethical, Accounting, Auditing and Financial Related Issues

The Board has established procedures for employees to report violations of our Policy on Ethics and Conduct or complaints regarding accounting, auditing and financial-related matters to their manager or supervisor or to the General Counsel. Reports to the General Counsel may be made in writing, by telephone, in person, or may be submitted anonymously through our toll-free telephone hotline. We do not allow any disciplinary or retaliatory action against any person who, in good faith, reports a complaint or concern under these procedures.

ELECTION OF DIRECTORS

(Proposal 1 on the proxy card)

The Board currently has 13 Directors, and the Regulations fix the number of Directors at 13. The following four Directors are up for election at this annual meeting to hold office for a term of one year: Vincent C. Byrd, Elizabeth Valk Long, Sandra Pianalto, and Mark T. Smucker. Messrs. Vincent C. Byrd and Mark T. Smucker and Ms. Elizabeth Valk Long comprise the class of Directors whose term of office expires this year and whose members are standing for re-election at the annual meeting. Ms. Sandra Pianalto has been nominated by the Board to stand for election at the annual meeting. Unless instructed otherwise, the proxies intend to vote FOR the election of these nominees.

After many years of distinguished service, R. Douglas Cowan will be retiring from the Board at the August 2014 Board meeting. We appreciate Mr. Cowan’s years of service and thank him for his guidance during his tenure with the Board.

Each nominee has agreed to serve if elected. If any nominee declines, is unable to accept such nomination, or is unable to serve (an event which is not expected), the Board reserves the right in its discretion to substitute another person or nominee or to reduce the number of nominees. In this event, the proxy, with respect to such nominee or nominees, will be voted for such other person or persons as the Board may recommend.

The members of the Board, including those who are listed in this proxy statement as nominees for election, with information about each of them based on data furnished to us by these persons as of June 30, 2014, are as follows:

Directors With Terms Expiring at the 2015 Annual Meeting

VINCENT C. BYRD

Age: 59

Director since: April 1999

Mr. Byrd has been our President and Chief Operating Officer since May 2011. Prior to that time, he served as President, U.S. Retail — Coffee, since August 2008, and Senior Vice President, Consumer Market, since February 2004. Mr. Byrd is a director and the chair of the compensation committee of Myers Industries, Inc., a publicly traded international manufacturer of polymer products for industrial, agricultural, automotive, commercial, and consumer markets. He is also a director and member of the audit committee of Dick’s Sporting Goods, Inc., a publicly traded sporting goods retailer.

The Board concluded that Mr. Byrd should serve as a Director largely due to his role as our President and Chief Operating Officer, his significant knowledge of the Company, having served on the Board since 1999 and as an executive officer of the Company since 1988, and his experience serving as a director of other private and public companies. The Board believes that the perspectives that Mr. Byrd brings to the Board are particularly valuable in light of Mr. Byrd’s prior role as the Company’s President, U.S. Retail — Coffee, and the significance of the coffee business to the Company.

ELIZABETH VALK LONG

Age: 64

Director since: May 1997

Committees: Compensation Committee (Chair); Audit Committee

Ms. Long was Executive Vice President of Time Inc., the magazine publishing subsidiary of Time Warner Inc., from May 1995 until her retirement in August 2001. She is also a director, the chair of the nominating and corporate governance committee, and a member of the audit committee of Steelcase Inc., a publicly traded furniture and office systems manufacturer, and a director and the chair of the compensation committee of Belk, Inc., a privately owned department store chain in the United States.

The Board concluded that Ms. Long should serve as a Director primarily due to her extensive experience managing and overseeing businesses, her experience serving as a director of other private and public companies, and her significant knowledge of the Company, having served on the Board since 1997. As Executive Vice President of Time Inc., she was responsible for consumer marketing, customer service, retail distribution, human resources, legal affairs, and corporate communications. Together with her service on corporate boards, Ms. Long’s background enables her to provide valuable insights to the Board, particularly in overseeing our finances, marketing, and executive compensation practices.

SANDRA PIANALTO

Age: 59

Ms. Pianalto retired in May 2014 as President and Chief Executive Officer of the Federal Reserve Bank of Cleveland, a position she held since 2003. Prior to that time, she served as Chief Operating Officer, since 1993, Vice President and Secretary to the Board of Directors, since 1988, and Assistant Vice President of Public Affairs, since 1984. Prior to retiring, Ms. Pianalto also chaired the Federal Reserve’s Financial Services Policy Committee, which is a committee of senior Federal Reserve Bank officials responsible for overall direction of financial services and related support functions for the Federal Reserve Banks and for leadership in the evolving U.S. payment system. She is also a member of the boards of several non-profit organizations.

The Board concluded that Ms. Pianalto should serve as a Director primarily due to her vast experience in monetary policy and financial services and her experience serving as a director of other non-profit boards. Specifically, Ms. Pianalto brings leadership and operating skills through her former roles with the Federal Reserve Bank of Cleveland. As the President and Chief Executive Officer of the Federal Reserve Bank of Cleveland, she oversaw 950 employees in Cleveland, Cincinnati, and Pittsburgh who conducted economic research and supervised financial institutions and provided payment services to banks and the U.S. Treasury. Ms. Pianalto’s background enables her to provide valuable insights to the Board, particularly in overseeing the Company’s finances.

MARK T. SMUCKER

Age: 44

Director since: January 2009

Mr. Smucker has been our President, U.S. Retail Coffee, since May 2011. Prior to that time, he served as President, Special Markets, since August 2008, Vice President, International, since July 2007, Vice President, International and Managing Director, Canada, since May 2006, and Vice President and Managing Director, Canada, since June 2004. Mr. Smucker is the son of Timothy P. Smucker, the nephew of Richard K. Smucker, and the first cousin of Paul Smucker Wagstaff, all three of whom serve as Directors and executive officers of the Company.

The Board concluded that Mr. Smucker should serve as a Director largely due to his role as our President, U.S. Retail Coffee, his significant knowledge of the Company gained from more than 16 years of experience in various positions within the Company, and his experience serving as a director and a member of the compensation committee of GS1 U.S. and a trustee of the Akron Art Museum. The Board believes that the perspectives that Mr. Smucker brings to the Board are particularly valuable in light of the significance of the coffee business to the Company. The Board also believes that continuing participation by qualified members of the Smucker family on the Board is an important part of our corporate culture that has contributed significantly to our long-term success.

Directors With Terms Expiring at the 2016 Annual Meeting

KATHRYN W. DINDO

Age: 65

Director since: February 1996

Committees: Audit Committee (Chair); Compensation Committee

Ms. Dindo commenced her career with FirstEnergy Corp., a utility holding company, in 1998, and retired as Vice President and Chief Risk Officer in 2007, a position she held since November 2001. Prior to that time, she was Vice President, Controller, and Chief Accounting Officer of Caliber System, Inc., formerly Roadway Services, Inc., a transportation services company. Ms. Dindo is also a director and a member of the audit committees of Bush Brothers & Company, a privately owned food processing and manufacturing company, and ALLETE, Inc., a publicly traded energy service provider.

The Board concluded that Ms. Dindo should serve as a Director primarily due to her extensive experience in managing and overseeing businesses, her experience serving as a director of other private and public companies, and her significant knowledge of the Company, having served on the Board since 1996. Specifically, Ms. Dindo gained significant leadership, operating, and finance experience in her positions at FirstEnergy Corp. and Caliber System, Inc. Ms. Dindo is also a Certified Public Accountant and a former partner of Ernst & Young LLP. Together with her service on the corporate boards and audit committees of Bush Brothers & Company and ALLETE, Inc., Ms. Dindo’s background enables her to provide valuable insights to the Board, particularly in overseeing our finances and executive compensation practices.

ROBERT B. HEISLER, JR.

Age: 65

Director since: August 2013

Mr. Heisler retired in 2011 as Dean of the College of Business Administration and Graduate School of Management of Kent State University, a position he held since 2008. Prior to that time, he served as Interim Vice President for Finance and Administration of Kent State University from June 2008 to September 2008, and Chief Executive Officer of the McDonald Financial Group from 2004 to 2007. From 1994 to 2007, Mr. Heisler was Executive Vice President of KeyCorp. Mr. Heisler was Chairman of the Board of KeyBank N.A., the flagship banking entity within KeyCorp, from 2001 to 2007. Mr. Heisler is a director and a member of the audit and compensation committees of FirstEnergy Corp., a publicly traded utility holding company. He is also a director and a member of the audit committee of Myers Industries, a publicly traded international manufacturer of polymer products for industrial, agricultural, commercial, and consumer markets, and a director and the chair of the risk committee of TFS Financial Corporation, a publicly traded retail consumer banking services company.

The Board concluded that Mr. Heisler should serve as a Director primarily due to his extensive experience in the investment management and financial services area and his experience serving as a director of other public companies. Specifically, Mr. Heisler brings leadership, operating, and administrative skills to the Board through his former roles with McDonald Financial Group and KeyCorp, and as Dean of the College of Business Administration and Graduate School of Management of Kent State University. Mr. Heisler’s background enables him to provide valuable insights to the Board, particularly in overseeing the Company’s finances. At the April 2013 Board meeting, the Board unanimously consented to allow Mr. Heisler to serve on four public company boards.

RICHARD K. SMUCKER

Age: 66

Director since: October 1975

Mr. Smucker has been our Chief Executive Officer since August 2011. He served as Co-Chief Executive Officer from February 2001 through August 2011, Executive Chairman from August 2008 through August 2011, and President from 1987 through April 2011. Mr. Smucker is also the lead director and a member of the compensation committee of The Sherwin-Williams Company, a publicly traded manufacturer of coatings and related products, and a director and the chairman of the Cleveland Federal Reserve Bank. Mr. Smucker is the brother of Timothy P. Smucker and the uncle of both Mark T. Smucker and Paul Smucker Wagstaff, all three of whom serve as Directors and executive officers of the Company.

The Board concluded that Mr. Smucker should serve as a Director largely due to his role as our Chief Executive Officer, his intimate knowledge of the Company, his experience serving as a director of other private and public companies, and his financial knowledge and experience. The Board believes that Mr. Smucker’s extensive experience in and knowledge of our business gained as a result of his long-time service as a member of management is essential to the Board’s oversight of the Company and our business operations. The Board also believes that continuing participation by qualified members of the Smucker family on the Board is an important part of our corporate culture that has contributed significantly to our long-term success.

PAUL SMUCKER WAGSTAFF

Age: 44

Director since: January 2009

Mr. Wagstaff has been our President, U.S. Retail Consumer Foods since May 2011. Prior to that time, he served as President, U.S. Retail — Oils and Baking, since August 2008, and Vice President, Foodservice and Beverage Markets, since May 2006. From 2001 to 2006, he was the Vice President and General Manager, Foodservice Market. Mr. Wagstaff is the nephew of Timothy P. Smucker and Richard K. Smucker, and the first cousin of Mark T. Smucker, all three of whom serve as Directors and executive officers of the Company.

The Board concluded that Mr. Wagstaff should serve as a Director mainly due to his role as our President, U.S. Retail Consumer Foods, his significant knowledge of the Company gained from more than 18 years of experience in various positions within the Company, and his experience serving as an advisory council member of Enactus, as a funders’ committee representative for the Fund for Our Economic Future, as a member of the board of trustees of Old Trail School, and as a member of the board of governors of Healthy Weight Commitment Foundation. The Board believes that the perspectives that Mr. Wagstaff brings to the Board are particularly valuable in light of the significance of the consumer foods business to the Company. The Board also believes that continuing participation by qualified members of the Smucker family on the Board is an important part of our corporate culture that has contributed significantly to our long-term success.

Directors With Terms Expiring at the 2015 Annual Meeting

PAUL J. DOLAN

Age: 55

Director since: April 2006

Committees: Compensation Committee

Mr. Dolan has been the Chairman and Chief Executive Officer of the Cleveland Indians, the Major League Baseball team operating in Cleveland, Ohio, since November 2010, after having served as President since January 2004 and as Vice President and General Counsel since February 2000. He also served as Chairman and Chief Executive Officer of Fast Ball Sports Productions, a sports media company, from January 2006 through December 2012.

The Board concluded that Mr. Dolan should serve as a Director primarily due to his long experience in managing businesses, his experience in serving as a trustee of numerous non-profit organizations, and his significant knowledge of the evolving needs and preferences of consumers. Specifically, Mr. Dolan has gained significant leadership, operating, and marketing experience in his positions with the Cleveland Indians and Fast Ball Sports Productions. This background enables Mr. Dolan to provide valuable insights to the Board, particularly in setting corporate strategy and overseeing executive compensation practices.

NANCY LOPEZ KNIGHT

Age: 57

Director since: August 2006

Committees: Nominating Committee

In 2000, Ms. Lopez Knight founded the Nancy Lopez Golf Company, which focuses on the design and manufacture of top-quality golf equipment for women. Ms. Lopez Knight is also an accomplished professional golfer, having won 48 career titles, including three majors, on the Ladies Professional Golf Association (“LPGA”) Tour. She is a member of the LPGA Hall of Fame and captained the 2005 U.S. Solheim Cup Team to victory. She also serves as a member of the Commissioner Advisory Board and the Foundation Board of the LPGA. In 2003, Ms. Lopez Knight was named to the Hispanic Business magazine’s list of 80 Elite Hispanic Women.

The Board concluded that Ms. Lopez Knight should serve as a Director primarily due to her leadership experience and her extensive knowledge regarding the evolving needs and preferences of consumers. As the founder of her own business, Ms. Lopez Knight has gained significant leadership, operating, and marketing experience. She is also active in several charitable causes. Ms. Lopez Knight’s blend of business expertise and philanthropic interests, together with her experience in dealing with the public and media as a renowned professional athlete, enables her to provide the Board with valuable perspectives on our management, strategy, and risks.

GARY A. OATEY

Age: 65

Director since: January 2003

Committees: Nominating Committee (Chair)

Mr. Oatey has been the Executive Chairman of Oatey Co., a privately owned manufacturer of plumbing products, since June 2012. Prior to that time, he served as Oatey Co.’s Chairman and Chief Executive Officer from January 1995 through June 2012. Mr. Oatey is a director, a member of the audit committee, and the chair of the compensation committee of Molded Fiber Glass Companies, a privately owned composites manufacturing company. He also served as a director of Shiloh Industries, Inc., a publicly traded company that provides noise and vibration solutions to automotive, commercial vehicle, and other industrial markets, from August 2004 through February 2013.

The Board concluded that Mr. Oatey should serve as a Director primarily due to his long experience in managing businesses, his experience in serving as a director of other public and private companies, and his significant knowledge of the Company, having served on the Board since 2003. As the executive chairman and former chief executive officer of Oatey Co., Mr. Oatey has gained significant leadership, operating, and corporate governance experience. This background enables Mr. Oatey to provide valuable insights to the Board, particularly in setting corporate strategy and overseeing our governance.

ALEX SHUMATE

Age: 64

Director since: January 2009

Committees: Nominating Committee

Mr. Shumate is the Managing Partner, North America of Squire Patton Boggs (US) LLP, where he has practiced law since February 1988. Mr. Shumate is also the chairman of the board, a member of the audit committee, and the chair of the compensation committee of CyrusOne Inc., a publicly traded provider of data center consulting services, and a trustee on The Ohio State University Board of Trustees. From 2005 to January 2013, he served as a director of Cincinnati Bell, Inc., a publicly traded provider of voice and data telecommunications products and services. He also served as a director of the Wm. Wrigley Jr. Company from 1998 until its acquisition in 2008, as well as Nationwide Financial Services, Inc. from 2002 until its acquisition in 2009.

The Board concluded that Mr. Shumate should serve as a Director primarily due to his significant legal background and his experience in managing a business and serving as a director of other public companies and as a trustee of several non-profit organizations. Mr. Shumate has practiced law for nearly 35 years. He was named a Lawyer of the Year 2013 by Best Lawyers and an Ohio Super Lawyer by Law and Politics magazine. Together with his service as a director of other public companies, Mr. Shumate’s background allows him to provide valuable insights to the Board, particularly in regard to corporate governance and risk issues that we confront.

TIMOTHY P. SMUCKER

Age: 70

Director since: October 1973

Mr. Smucker has been our Chairman of the Board since 1987 and served as Co-Chief Executive Officer from February 2001 through August 2011. Mr. Smucker is also a director and a member of the audit committee of Hallmark Cards, Incorporated, a privately owned company and marketer of greeting cards and other personal expression products. Mr. Smucker is the Vice Chairman of the GS1 Management Board, a leading global organization dedicated to the design and implementation of global standards and solutions to improve the efficiency and visibility of the supply and demand chains globally and across sectors. In addition, Mr. Smucker serves as a trustee on The Ohio State University Board of Trustees. Mr. Smucker is the brother of Richard K. Smucker, the father of Mark T. Smucker, and the uncle of Paul Smucker Wagstaff, all three of whom serve as Directors and executive officers of the Company.

The Board concluded that Mr. Smucker should serve as a Director largely due to his role as our Chairman of the Board, his intimate knowledge of the Company, and his experience serving as a director of other private and public companies. The Board believes that Mr. Smucker’s extensive experience in and knowledge of our business gained as a result of his long-time service as a member of management is essential to the Board’s oversight of the Company and our business operations. The Board also believes that continuing participation by qualified members of the Smucker family on the Board is an important part of our corporate culture that has contributed significantly to our long-term success.

The Board unanimously recommends a vote FOR each of the nominees named in this proxy statement for election to the Board.

BOARD AND COMMITTEE MEETINGS

Board Meetings

During fiscal year 2014, there were four meetings of the Board. All Directors are required to, and did, attend at least 75% of the total number of Board and Committee meetings for which they were eligible. We have not adopted a formal policy requiring Directors to attend the annual meeting of shareholders. However, eleven of our Directors attended our 2013 annual meeting.

The Board has a Nominating Committee, a Compensation Committee, and an Audit Committee. All of the Committees are comprised entirely of independent Directors in accordance with the NYSE listing standards. Charters for each Committee are posted on our website at www.jmsmucker.com. A copy of each Charter will be provided free of charge to any shareholder submitting a written request to the Corporate Secretary, The J. M. Smucker Company, One Strawberry Lane, Orrville, Ohio 44667.

The table below shows current members of each of the Committees and the number of meetings held by each Committee in fiscal year 2014.

Name	Nominating Committee	Compensation Committee	Audit Committee
R. Douglas Cowan			✓
Kathryn W. Dindo		✓	Chair
Paul J. Dolan		✓
Robert B. Heisler, Jr.			✓
Nancy Lopez Knight	✓
Lisa Valk Long		Chair	✓
Gary A. Oatey	Chair
Alex Shumate	✓
Number of Meetings	3	4	8

Director Compensation

We use a combination of cash and stock-based compensation to attract and retain non-employee Directors who serve on the Board. The Compensation Committee engages its outside compensation consultant, Frederic W. Cook & Co., Inc. (“Frederic Cook & Co.”), to perform an annual review of Director compensation in order to remain aware of current trends in Director compensation. At the Compensation Committee’s January 2014 meeting, Frederic Cook & Co. presented a review of Director compensation and Director compensation trends. Based on this review, the Compensation Committee and the Board approved an increase in the compensation to be paid to our non-employee Directors, as set forth below, which became effective as of May 1, 2014. Employee Directors do not receive compensation for their services as Directors.

For fiscal year 2015, non-employee Directors will be eligible to receive the following compensation:

Type of Compensation	Amount
Annual Retainer	$ 80,000 per year
Additional Annual Retainer for Committee Chair (except Audit Committee Chair)	$ 12,500 per year
Additional Annual Retainer for Audit Committee Chair	$ 15,000 per year
Attendance Fee for Committee Meetings	$ 1,500 per meeting
Annual Grant of Deferred Stock Units	$120,000 in deferred stock units

The annual grant of deferred stock units having a value of $120,000 is granted annually in October and will be issued out of The J. M. Smucker Company 2010 Equity and Incentive Compensation Plan (the “2010 Plan”), which was approved by our shareholders at our 2010 annual meeting. The deferred stock units vest immediately upon grant and are entitled to dividends in an amount paid to all shareholders. These dividends are reinvested in additional deferred stock units.

During fiscal year 2015, non-employee Directors may elect to receive a portion of their annual retainer and meeting fees in the form of deferred stock units. Such amounts will be deferred under the Nonemployee Director Deferred Compensation Plan, which was initially adopted by the Board on January 1, 2007 and amended and restated on January 1, 2014 (the “Nonemployee Director Deferred Compensation Plan”). All deferred stock units, together with dividends credited on those deferred stock units, will be paid out in the form of common shares upon termination of service as a non-employee Director (subject to a waiting period for deferred stock units granted in certain years).

For fiscal year 2014, non-employee Directors were eligible to receive the following compensation:

Type of Compensation	Amount
Annual Retainer	$ 75,000 per year
Additional Annual Retainer for Committee Chair (except Audit Committee Chair)	$ 12,500 per year
Additional Annual Retainer for Audit Committee Chair	$ 15,000 per year
Attendance Fee for Committee Meetings	$ 1,500 per meeting
Annual Grant of Deferred Stock Units	$115,000 in deferred stock units

The annual grant of deferred stock units having a value of $115,000 was issued out of the 2010 Plan. The deferred stock units vested immediately upon grant and are entitled to dividends in an amount paid to all shareholders. These dividends are reinvested in additional deferred stock units.

During fiscal year 2014, non-employee Directors could have elected to receive a portion of their annual retainer and meeting fees in the form of deferred stock units. Such amounts were deferred under the Nonemployee Director Deferred Compensation Plan. All deferred stock units, together with dividends credited on those deferred stock units, will be paid out in the form of common shares upon termination of service as a non-employee Director (subject to a waiting period for deferred stock units granted in certain years).

The following table reflects compensation earned by the non-employee Directors for fiscal year 2014:

2014 Director Compensation

Name (1)(2)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(3)	Option Awards ($)(4)	All Other Compensation ($)(5)(6)	Total ($)
R. Douglas Cowan(7)	82,500	115,000	—	—	197,500
Kathryn W. Dindo	108,000	115,000	—	1,000	224,000
Paul J. Dolan	81,000	115,000	—	—	196,000
Robert B. Heisler, Jr.	54,250	115,000	—	500	169,750
Nancy Lopez Knight	79,500	115,000	—	—	194,500
Elizabeth Valk Long	105,500	115,000	—	1,000	220,500
Gary A. Oatey	92,000	115,000	—	—	207,000
Alex Shumate	79,500	115,000	—	—	194,500
William H. Steinbrink(8)	31,250	28,750	—	120,000	180,000

(1)	Vincent C. Byrd, Mark T. Smucker, Richard K. Smucker, Timothy P. Smucker, and Paul Smucker Wagstaff are not included in this table as they are employees of the Company and receive no compensation for their services as Directors. The compensation received by Vincent C. Byrd and Richard K. Smucker as employees of the Company is shown in the “Summary Compensation Table.” The compensation received by Mark T. Smucker, Timothy P. Smucker, and Paul Smucker Wagstaff as employees of the Company is described in the “Related Party Transactions” section of this proxy statement.

(2)	As of April 30, 2014, each non-employee Director had the aggregate number of deferred stock units and stock options shown in the following table. Deferred stock units include deferred meeting and retainer compensation and annual stock unit awards valued at a predetermined dollar amount, along with additional stock units credited as a result of the reinvestment of dividends.

Name	Deferred Stock Units	Stock Options
R. Douglas Cowan	21,082	—
Kathryn W. Dindo	30,563	—
Paul J. Dolan	22,259	—
Robert B. Heisler, Jr.	1,106	—
Nancy Lopez Knight	12,483	—
Elizabeth Valk Long	45,145	—
Gary A. Oatey	27,528	4,000
Alex Shumate	7,435	—

(3)	The amounts set forth in this column reflect the aggregate grant date fair value, as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”), for stock awards granted to the non-employee Directors in the fiscal year ended April 30, 2014.

(4)	No stock options were awarded in fiscal year 2014.

(5)	The amounts set forth in this column (other than the amount set forth for William H. Steinbrink, which is described below) reflect charitable matching gifts under our matching gift program, which is available to all of our full-time employees and Directors. We match gifts of up to $1,000 per calendar year to accredited colleges and universities that offer four-year degree programs.

(6)	Non-employee Directors occasionally receive perquisites provided by or paid by us. During fiscal year 2014, these perquisites included occasional samples of our products and tickets to Company sponsored events. The aggregate value of all benefits provided to each non-employee Director in fiscal year 2014 was less than $10,000.

(7)	After many years of distinguished service, R. Douglas Cowan will be retiring from the Board at the August 2014 Board meeting.

(8)	William H. Steinbrink retired from the Board at the August 2013 Board meeting. The amount set forth under “All Other Compensation” for Mr. Steinbrink reflects a one-time payment of $120,000 to Mr. Steinbrink following his retirement from the Board on August 14, 2013 in consideration of services rendered to the Board.

Stock Ownership Requirements

The Board has established minimum amounts of stock ownership for non-employee Directors equal to no less than five times the annual cash retainer paid to each non-employee Director. The Board policy also provides that each non-employee Director should attain this ownership threshold within five years of joining the Board. At this time, all non-employee Directors, except Robert B. Heisler, Jr., who was elected to the Board at our 2013 annual meeting, have met our stock ownership guidelines.

Executive Sessions and Presiding Director

In fiscal year 2014, the Board held three regularly scheduled executive sessions in which only the independent Directors were present. As provided in the Guidelines, these meetings were chaired by Elizabeth Valk Long, the Chair of the Compensation Committee. In fiscal year 2015, the Chair of the Audit Committee will chair the executive sessions and, in fiscal year 2016, the Chair of the Nominating Committee will chair the executive sessions. Executive sessions of the Board are held in conjunction with regularly scheduled meetings of the Board, except that there is no executive session held on the day of the annual meeting, unless specifically requested by a Director.

Nominating and Corporate Governance Committee

The Nominating Committee has three members and met three times during fiscal year 2014. The principal functions of the Nominating Committee include:

•	developing qualifications/criteria for selecting and evaluating Director nominees and evaluating current Directors;

•	evaluating the performance of our Chief Executive Officer and our incumbent Directors, including our Chairman of the Board;

•	considering and proposing Director nominees for election at the annual meeting;

•	recommending candidates to fill Board vacancies as they may occur;

•	making recommendations to the Board regarding the Committees’ memberships;

•	considering key management succession planning issues as presented annually by management;

•	developing and generally monitoring the Guidelines and, at least annually, leading the Directors in a discussion of major corporate governance issues;

•	reviewing and approving, as appropriate, related party transactions consistent with the guidelines set forth in our Policy on Ethics and Conduct and our related party transaction policy;

•	making recommendations to the Board regarding Director orientation and continuing training;

•	developing procedures for shareholders to communicate with the Board;

•	administering the annual evaluation of the Board;

•

reviewing and discussing with senior management the Company’s risks associated with the Board’s organization, membership, and structure, succession planning for Directors and officers, and corporate governance; and

•	performing other functions or duties deemed appropriate by the Board.

The Nominating Committee operates under a written charter, which is posted on our website at www.jmsmucker.com. A copy of the Nominating Committee charter is available free of charge to any shareholder submitting a written request to the Corporate Secretary, The J. M. Smucker Company, One Strawberry Lane, Orrville, Ohio 44667. The Nominating Committee believes its charter is an accurate and adequate statement of the Nominating Committee’s responsibilities, and the Nominating Committee reviews its charter on an annual basis to confirm that it continues to be an accurate and adequate statement of such responsibilities.

Executive Compensation Committee

The Compensation Committee has three members and met four times during fiscal year 2014. The principal functions of the Compensation Committee include:

•	establishing, regularly reviewing, and implementing our compensation philosophy;

•	determining the total compensation packages and performance goals of our executive officers;

•	assuring that the total compensation paid to our executive officers is fair, equitable, and competitive, based on an internal review and as compared to external market data;

•	approving and administering the terms and policies of our long-term incentive compensation programs (including our restricted stock program) for executive officers;

•	approving and administering the terms and policies of our short-term incentive compensation programs (including the cash bonus program) for executive officers;

•	reviewing and approving any new benefit programs, or changes to existing benefit programs, that are unique to the executive officers;

•	reviewing the compensation paid to non-employee Directors and, as appropriate, making recommendations to the Board;

•

with the assistance of our management and any outside consultants the Compensation Committee deems appropriate, overseeing the risk assessment of our compensation arrangements and reviewing at least annually the relationship (if any) between our risk management policies and practices and our compensation arrangements;

•

overseeing shareholder communications on executive compensation matters, including shareholder votes on executive compensation, and assessing the results of shareholder advisory votes on executive compensation;

•	developing stock ownership guidelines for our Directors and executive officers;

•

selecting an appropriate peer group of companies of similar size in similar industries, targeting an appropriate total pay positioning in relation to such peer group, and monitoring the competitiveness of executive officer pay against such peer group in relation to the Company’s relative performance;

•

assessing the independence of, setting the fees or other retention terms for, and engaging compensation consultants and other advisers to help evaluate non-employee Director and executive officer compensation; and

•	performing other functions or duties deemed appropriate by the Board.

The Compensation Committee operates under a written charter, which is posted on our website at www.jmsmucker.com. A copy of the Compensation Committee charter is available free of charge to any shareholder submitting a written request to the Corporate Secretary, The J. M. Smucker Company, One Strawberry Lane, Orrville, Ohio 44667. The Compensation Committee believes its charter is an accurate and adequate statement of the Compensation Committee’s responsibilities, and the Compensation Committee reviews its charter on an annual basis to confirm that it continues to be an accurate and adequate statement of such responsibilities. More information about the Compensation Committee and related topics is provided in the “Compensation Discussion and Analysis” section of this proxy statement.

Audit Committee

The Audit Committee has four members and met eight times during fiscal year 2014, including three telephonic meetings to review the Company’s quarterly filings with the SEC on Form 10-Q. The principal functions of the Audit Committee include:

•	determining annually that at least one of its members meets the definition of “audit committee financial expert;”

•	reviewing annually the financial literacy of each of its members, as required by the NYSE;

•	reviewing with the Independent Auditors the scope and thoroughness of the Independent Auditors’ examination and considering recommendations of the Independent Auditors;

•	appointing the Independent Auditors and pre-approving all services and related fees for the year;

•

reviewing the sufficiency and effectiveness of our system of internal controls, including compliance with Section 404 of the Sarbanes-Oxley Act of 2002, with our financial officers, the Independent Auditors, and, to the extent the Audit Committee deems necessary, legal counsel;

•	reviewing and discussing our earnings press releases and quarterly and annual filings with the SEC on Form 10-Q and Form 10-K, respectively;

•	reviewing and monitoring, with our senior management, our major financial risk exposures;

•	reviewing and approving the charter for our internal audit function, the annual internal audit plan, and summaries of recommendations;

•	reviewing annually, with our senior management, our risk management hedging strategies; and

•	performing other functions or duties deemed appropriate by the Board.

In addition, as part of her responsibilities, the Chair of the Audit Committee met quarterly by telephone with our management and Independent Auditors to review earnings release information. To the extent available, other members of the Audit Committee also attended such meetings to review earnings release information.

In addition, the Audit Committee reviewed the financial literacy of each of its members, as required by the listing standards of the NYSE, and determined that each of its members meets the criteria established by the NYSE. The Audit Committee also reviewed the definition of an “audit committee financial expert” as set forth in Regulation S-K and determined that three of its members, Kathryn W. Dindo, R. Douglas Cowan, and Robert B. Heisler, Jr., satisfy the criteria for an independent audit committee financial expert. The Board adopted a resolution at its April 2014 meeting designating each of Ms. Dindo, Mr. Cowan, and Mr. Heisler as an “audit committee financial expert,” within the meaning of Regulation S-K. If Sandra Pianalto is elected to the Board at the annual meeting, the Board intends to appoint her to the Audit Committee. The Audit Committee has determined that Ms. Pianalto is financially literate, an audit committee financial expert, and independent under NYSE listing standards.

The Audit Committee operates under a written charter, which is posted on our website at www.jmsmucker.com. A copy of the Audit Committee charter is available free of charge to any shareholder submitting a written request to the Corporate Secretary, The J. M. Smucker Company, One Strawberry Lane, Orrville, Ohio 44667. The Audit Committee believes its charter is an accurate and adequate statement of the Audit Committee’s responsibilities, and the Audit Committee reviews its charter on an annual basis to confirm that it continues to be an accurate and adequate statement of such responsibilities. A more detailed report of the Audit Committee is set forth below under the “Report of the Audit Committee” section of this proxy statement.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is composed of four independent Directors, each of whom satisfies the independence requirement of Rule 10A-3 under the Securities Exchange Act of 1934, as amended. The Audit Committee oversees our financial reporting process on behalf of the Board and serves as the primary communication link between the Board as the representative of our shareholders, the Independent Auditors, Ernst & Young LLP, and our internal auditors. Our management has the primary responsibility for financial statements and the reporting process, including the systems of internal control and for assessing the effectiveness of internal control over financial reporting.

In fulfilling its responsibilities during the fiscal year, the Audit Committee reviewed with management the financial statements and related financial statement disclosures included in our Quarterly Reports on Form 10-Q and the audited financial statements and related financial statement disclosures included in our Annual Report on Form 10-K for the fiscal year ended April 30, 2014. Also, the Audit Committee reviewed with the Independent Auditors their judgments as to both the quality and the acceptability of our accounting policies. The Audit Committee’s review with the Independent Auditors included a discussion of other matters required under Auditing Standards promulgated by the Public Company Accounting Oversight Board (“PCAOB”), including PCAOB Auditing Standard No. 16, Communications with Audit Committees.

The Audit Committee received the written disclosures from the Independent Auditors required by the PCAOB Rule Nos. 3524 and 3526 regarding communications with the Audit Committee concerning independence and has discussed those disclosures with the Independent Auditors. The Audit Committee also has considered the compatibility of non-audit services with the Independent Auditors’ independence.

The Audit Committee discussed with our internal auditors and Independent Auditors the overall scope and plans for their respective audits and reviewed our plans for compliance with management certification requirements pursuant to Section 404 of the Sarbanes-Oxley Act of 2002. The Audit Committee met with the internal auditors and Independent Auditors, with and without management present, to discuss the results of the auditors’ examinations, their evaluations of our internal control, including a review of the disclosure control process, and the overall quality of our financial reporting. The Audit Committee, or the Audit Committee Chair, also pre-approved all audit and non-audit services provided by the Independent Auditors during and relating to fiscal year 2014. In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended April 30, 2014.

The Audit Committee evaluates the performance of the Independent Auditors, including the senior audit engagement team members, each year and determines whether to re-engage the current Independent Auditors or consider other audit firms. In doing so, the Audit Committee considers the quality and efficiency of the services provided by the Independent Auditors, along with the Independent Auditor’s capabilities, technical expertise, and knowledge of our operations and industry. In addition, the Audit Committee reviews with the senior members of our financial management team and Director, Internal Audit, the overall audit scope and plans, the results of internal and external audit examinations, evaluations by management and the Independent Auditors of our internal control over financial reporting and the quality of our financial reporting, and the ability of the Independent Auditors to remain independent. Based on these evaluations, the Audit Committee decided to engage Ernst & Young LLP as our Independent Auditors for fiscal year 2015. Although the Audit Committee has the sole authority to appoint the Independent Auditors, the Audit Committee has continued its long-standing practice of recommending that the Board ask our shareholders to ratify the appointment of the Independent Auditors at our annual meeting of shareholders.

AUDIT COMMITTEE

Kathryn W. Dindo, Chair

R. Douglas Cowan

Robert B. Heisler, Jr.

Elizabeth Valk Long

SERVICE FEES PAID TO THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table summarizes the aggregate fees, including out of pocket expenses, paid to the Independent Auditors for the years ended April 30, 2014 and 2013:

Type of Fees (In thousands)	2014	2013(1)
Audit Fees(2)	$2,642	$2,412
Audit-Related Fees(3)	$122	$157
Tax Fees(4)	$1,270	$1,393
All Other Fees	$—	$—
Total Fees	$4,034	$3,962

(1)	The total amount of audit fees and audit-related fees for fiscal year 2013 increased slightly after the filing of our 2013 proxy statement.

(2)	Audit fees primarily relate to (i) the audit of our consolidated financial statements as of and for the years ended April 30, 2014 and 2013; (ii) statutory audits of certain international subsidiaries; (iii) the audit of the effectiveness of internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002; and (iv) the reviews of our unaudited condensed consolidated interim financial statements as of July 31, October 31, and January 31 for fiscal years 2014 and 2013.

(3)	Audit-related fees are for (i) audits of certain employee benefit plans; (ii) financial reporting advisory services; (iii) acquisition-related due diligence; (iv) our subscription to on-line research services; and (v) other attest services.

(4)	Tax fees are primarily for tax work in connection with tax compliance, preparation, and planning services.

AUDIT COMMITTEE PRE-APPROVAL POLICIES AND PROCEDURES

The Audit Committee charter, as well as the policies and procedures adopted by the Audit Committee, require that all audit and permitted non-audit services provided by the Independent Auditors be pre-approved by the Audit Committee. These services may include audit services, audit-related services, tax services and, in limited circumstances, other services. The Audit Committee’s pre-approval identifies the particular type of service and is subject to a specific engagement authorization.

Should it be necessary to engage the Independent Auditors for additional, permitted services between scheduled Audit Committee meetings, the Audit Committee Chair has been delegated the authority to approve up to $200,000 for additional services for a specific engagement. The Audit Committee Chair then reports such pre-approval at the next meeting of the Audit Committee. The approval policies and procedures of the Audit Committee do not include delegation of the Audit Committee’s responsibility to our management.

All of the services described above were approved by the Audit Committee, or the Audit Committee Chair, before the Independent Auditors were engaged to render the services or otherwise in accordance with the approval process adopted by the Audit Committee.

COMMUNICATIONS WITH THE AUDIT COMMITTEE

Our Policy on Ethics and Conduct has established procedures for receiving confidential, anonymous complaints by employees and from third parties regarding accounting, internal accounting controls, or auditing matters. The Policy on Ethics and Conduct is posted on our website at www.jmsmucker.com and is available free of charge to any shareholder submitting a written request to the Corporate Secretary, The J. M. Smucker Company, One Strawberry Lane, Orrville, Ohio 44667.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

(Proposal 2 on the proxy card)

The Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of the independent external audit firm retained to audit our financial statements. The Audit Committee has appointed Ernst & Young LLP as our independent external auditor for the fiscal year ending April 30, 2015. Ernst & Young LLP has served as our independent external auditor continuously since fiscal year 1955. The Audit Committee is responsible for the audit fee negotiations associated with the retention of Ernst & Young LLP. In order to ensure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent external audit firm. Further, in conjunction with the mandated rotation of the auditing firm’s lead engagement partner, the Audit Committee and its chairperson are directly involved in the selection of Ernst & Young LLP’s new lead engagement partner. The members of the Audit Committee and the Board believe that the continued retention of Ernst & Young LLP to serve as our independent external auditor is in the best interests of our shareholders. The Audit Committee has requested that our shareholders ratify this decision.

A representative of Ernst & Young LLP will be present at the annual meeting with an opportunity to make a statement, if so desired, and to respond to appropriate questions with respect to that firm’s examination of our financial statements for the fiscal year ended April 30, 2014.

Although shareholder ratification is not required under the laws of the State of Ohio, we are submitting the appointment of Ernst & Young LLP to our shareholders for ratification at the annual meeting as a matter of good corporate practice and in order to provide a means by which shareholders may communicate their opinion to the Audit Committee. If our shareholders fail to vote on an advisory basis in favor of the selection, the Audit Committee will reconsider whether to retain Ernst & Young LLP and may retain that firm or another firm without re-submitting the matter to our shareholders. Even if our shareholders ratify the appointment, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and the interests of our shareholders.

The affirmative vote of the holders of common shares entitling them to exercise a majority of the total voting power of the Company, based upon one vote for each common share owned as of the record date, is necessary to ratify the appointment of Ernst & Young LLP as our Independent Registered Public Accounting Firm and, therefore, abstentions, broker non-votes, and shares not in attendance and not voted at the annual meeting will have the same effect as votes against this proposal. Unless otherwise directed, common shares represented by proxy will be voted “FOR” the approval of this proposal.

The Board unanimously recommends a vote FOR ratification of the appointment of Ernst & Young LLP as our

Independent Registered Public Accounting Firm.

ADVISORY VOTE ON EXECUTIVE COMPENSATION (“SAY-ON-PAY”)

(Proposal 3 on the proxy card)

The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, requires that we provide our shareholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our Chief Executive Officer, Chief Financial Officer, and three other most highly compensated executive officers (collectively, the “Named Executive Officers”) as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC under Section 14A of the Securities Exchange Act of 1934, as amended. In 2011, our shareholders voted to conduct this advisory vote on an annual basis until at least 2017.

As described in detail under the heading “Compensation Discussion and Analysis,” we seek to closely align the interests of the Named Executive Officers with the interests of our shareholders. Our compensation programs are designed to reward the Named Executive Officers for the achievement of short-term and long-term strategic and operational goals and the achievement of positive total shareholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking. Some of our key compensation practices and recent modifications include:

•

Performance-Based Pay.     We abide by a strong pay for performance philosophy. For fiscal year 2014, 35% to 80% of the principal compensation components for our executive officers were variable and tied to financial performance.

•

No Employment Agreements.     We do not have employment agreements, severance agreements, or change of control agreements with any of our executive officers (except that the award agreements executed by all participants receiving long-term incentive awards provide for accelerated vesting upon a change of control).

•	No Tax Gross-Ups Policy. We have a Payment of Tax Gross-Ups Policy that prohibits tax gross-up payments to our executive officers.

•

Significant Stock Ownership.     We have a minimum stock ownership requirement for all of our executive officers. All of the Named Executive Officers significantly exceed the applicable minimum stock ownership requirement.

•	Clawback Policy. We have a Clawback of Incentive Compensation Policy that allows us to recoup incentive-based compensation from our current or former executive officers under certain circumstances.

•	Freezing of Supplemental Executive Retirement Plan. In May 2012, The J. M. Smucker Company Defined Contribution Supplemental Executive Retirement Plan (the “New SERP”) was frozen to new participants.

•

Compensation Risk Assessment.     We annually conduct a review of our compensation practices and policies and have concluded that our compensation policies and practices do not encourage excessive or unnecessary risk-taking and are not reasonably likely to have a material adverse effect on the Company.

•

Independent Compensation Committee.     Each member of the Compensation Committee is independent as defined in the corporate governance listing standards of the NYSE and our director independence standards.

•

Outside Compensation Consultant.     The Compensation Committee utilizes the services of an independent outside compensation consultant, which performs services solely in support of the Compensation Committee.

•

Hedging Policy.     We have a “no hedging” policy that prohibits directors, executive officers, and employees from engaging in hedging transactions in our common shares or from purchasing our common shares “on margin.”

•	Use of Tally Sheets. When approving changes in compensation for the Named Executive Officers, the Compensation Committee reviews a tally sheet for each Named Executive Officer.

•

Four-Year Retention Period Despite Attaining Age and Service Requirements.     Beginning with grants made in June 2013, upon participants reaching the age of 60 with 10 years of service (or the age of 57.5 with 20 years of service for certain Folgers coffee participants), all Restricted Stock Awards (as defined below) vest immediately (as was previously the case), with 50% of such Restricted Stock Awards available for settlement of taxes due and the remainder subject to a four-year retention period even in the event of retirement.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of the Named Executive Officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC. The vote is advisory, which means that the vote is not binding on us, the Board, or the Compensation Committee. To the extent there is any significant vote against the Named Executive Officers’ compensation as disclosed in this proxy statement, the Board and the Compensation Committee will evaluate what actions, if any, may be necessary to address the concerns of shareholders.

At our 2013 annual meeting, our executive compensation program received approval from shareholders holding approximately 74% of the total voting power of the Company (i.e., approximately 96% of votes cast). We believe that this result demonstrates our shareholders’ endorsement of the Compensation Committee’s executive compensation decisions and policies.

The affirmative vote of the holders of common shares entitling them to exercise a majority of the total voting power of the Company, based upon one vote for each common share owned as of the record date, is necessary to approve, on an advisory basis, our executive compensation and, therefore, abstentions, broker non-votes, and shares not in attendance and not voted at the annual meeting will have the same effect as votes against this proposal. Unless otherwise directed, common shares represented by proxy will be voted “FOR” the approval of this proposal. Under the Articles, shareholders are entitled to cast ten votes per share on any matter relating to any stock option plan, stock purchase plan, executive compensation plan, executive benefit plan, or other similar plan, arrangement, or agreement. Because the vote on this proposal is a non-binding, advisory vote, we have determined that such ten-votes-per-share provisions will not apply to this proposal.

Accordingly, we ask our shareholders to vote on the following resolution at our annual meeting:

“RESOLVED, that our shareholders approve, on an advisory basis, the compensation of our Named Executive Officers, as disclosed in our proxy statement for the 2014 annual meeting of shareholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the 2014 Summary Compensation Table, and the other related tables and disclosures.”

The Board unanimously recommends a vote FOR the approval of the compensation of our Named Executive Officers, as disclosed in this proxy statement.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Compensation Committee regularly reviews our compensation philosophy and objectives. The Compensation Committee is also responsible for reviewing and approving compensation for our executive officers on an annual basis. A description of the Compensation Committee’s responsibilities is set forth in detail in its charter, which is posted on our website at www.jmsmucker.com.

Set forth below is a detailed discussion of our compensation program for our executive officers organized as follows:

I.	Executive Summary	Page — 34
II.	Compensation Consultant	Page — 37
III.	Components of Our Compensation Program for Executive Officers	Page — 38
IV.	Determination of Compensation for Executive Officers	Page — 39
V.	What Our Short-Term Incentive Compensation Program Is Designed to Reward and How it Works	Page — 41
VI.	What Our Long-Term Incentive Compensation Program (Performance-Based Restricted Stock) Is Designed to Reward and How it Works	Page — 44
VII.	Health Benefits	Page — 46
VIII.	Pension and Retirement Plans, the Non-qualified Supplemental Retirement Plan, and the Voluntary Deferred Compensation Plan	Page — 46
IX.	Other Benefits Executive Officers Receive	Page — 47
X.	Description of Agreements with Executive Officers	Page — 48
XI.	Tax and Accounting Considerations	Page — 48
XII.	Compensation-Related Risk Assessment	Page — 49

I.    Executive Summary

We manage our business with the long-term objective of providing value to all of our constituents — namely, consumers, customers, employees, suppliers, communities in which we have a presence, and shareholders. Our compensation programs are designed to be conservative, yet fair, while supporting this overall objective. Our compensation philosophy is that compensation for all employees, including our executive officers, should be:

•	performance-based;

•	fair and equitable when viewed both internally and externally; and

•	competitive in order to attract and retain the best qualified individuals.

We have designed our compensation programs to reflect each of these characteristics. The performance-based incentives (comprised of corporate performance, and in some cases, individual performance and strategic business area performance) seek to reward both short-term and long-term results and to align the interests of our executive officers and other participants with the interests of our shareholders. Our executive officers receive a compensation package which primarily consists of an annual base salary, short-term incentive awards, and long-term incentive awards.

The Compensation Committee sets performance targets for participants, including executive officers, in June of each year for the fiscal year commencing the prior May 1st. We believe that the performance targets established by the Compensation Committee, based primarily on earnings per share and, in some cases, strategic business area performance, require participants, including executive officers, to perform at a high level. During the ten-year period from 2005 through 2014, our annual compounded non-GAAP earnings per share growth rate was approximately 9% with a total shareholder return (“TSR”) of approximately 10%. In addition, we increased our dividend rate payable to shareholders every year during this period.

Fiscal Year 2014 Financial Performance

We had solid financial results in fiscal year 2014, as more specifically described under the heading “Management’s Discussion and Analysis” in our Annual Report on Form 10-K. The chart below summarizes the key financial results for fiscal year 2014 compared to fiscal year 2013.

	Fiscal 2014	Fiscal 2013	Change (%)
Net Sales (in millions)	$5,610.6	$5,897.7	(5%)
Non-GAAP Earnings per Share*	$5.64	$5.37	5%
Fiscal Year End Stock Price	$96.68	$103.23	(6%)

*	Non-GAAP earnings per share excludes the impact of restructuring and merger and integration charges and may exclude other items as determined by the Compensation Committee. For a description of how we calculate non-GAAP earnings per share (which we also refer to as “income per common share excluding special project costs — assuming dilution”) and for a reconciliation of non-GAAP earnings per share to the nearest comparable GAAP measure, see Management’s Discussion and Analysis in our Annual Report to Shareholders, which can be found on our website at www.jmsmucker.com/investor-relations.

Our fiscal year 2014 performance was one of the key factors in the compensation decisions for the fiscal year, as more specifically discussed below.

Fiscal Year 2014 Executive Officers’ Compensation

•

Annual Base Salary.     Salary ranges are determined in the same manner for each of our salaried employees, including each executive officer. The base salaries paid to each executive officer are designed to fall within an established range based on market practice. Actual pay reflects the experience of the executive officer and the scope of his or her responsibility.

•

Short-Term Incentive Awards.     Our short-term incentive compensation program is performance-based and is designed to reward key managers, including executive officers, for their contributions to the Company based on clear, measurable criteria. The Compensation Committee evaluates the following criteria and information when approving the short-term incentive awards for executive officers: (i) our performance in relation to our non-GAAP earnings per share goal for the fiscal year; and, in some cases, (ii) personal performance of the executive officer based on achievement of corporate performance goals, which may be adjusted in extraordinary circumstances; and (iii) if an executive officer has responsibilities that include oversight of a strategic business area, a significant percentage of this award is tied to that strategic business area’s performance in relation to its annual segment profit goal. The Compensation Committee reviews attainment of relevant profit goals for these areas each year. Short-term incentive awards can range from 0% of the target award amount if we fail to achieve at least 80% of our non-GAAP earnings per share goal, to a maximum of 200% of the target award amount if we achieve or exceed 110% of our earnings per share goal. Executive officers’ target short-term incentive awards range from 35% to 100% of base salary depending on the responsibilities and experience of the executive officer. Specifically, with respect to fiscal year 2014, the Compensation Committee approved the target corporate non-GAAP earnings per share goal of $5.68, and we achieved non-GAAP earnings per share of $5.64, representing 99% of the target amount. As a result of falling slightly below the earnings target, the corporate performance portion of the short-term incentive award was paid at 95% of the target award for all participants.

•

Long-Term Incentive Awards.     Our long-term, performance-based compensation is stock-based and is designed to align the interests of management with the interests of our shareholders. Actual long-term incentive awards are based on our non-GAAP earnings per share performance as established by the Compensation Committee the previous June and can range from 0% of the restricted shares target award amount if we fail to achieve 80% of our earnings per share goal, to a maximum of 150% of the restricted shares target award amount if we achieve or exceed 120% of our earnings per share goal. Based on external benchmarks, our executive officers’ long-term incentive award targets for fiscal year 2014 range from 40% to 300% of base salary depending on the responsibilities and experience of the executive officer. Specifically, with respect to fiscal year 2014, we achieved 99% of our non-GAAP earnings per share performance level, resulting in long-term incentive awards of 97.5% of the target.

Significant Compensation Practices and Recent Modifications

Our compensation programs, practices, and policies are reviewed and reevaluated on an ongoing basis. We modify our compensation programs to address evolving best practices and changing regulatory requirements. Listed below are some of our more significant practices and recent modifications.

•

Performance-Based Pay.     As discussed above, we abide by a strong pay for performance philosophy. For fiscal year 2014, 35% to 80% of the principal compensation components for our executive officers were variable and tied to financial performance.

•

No Employment Agreements.     We do not have employment agreements, severance agreements, or change of control agreements with any of our executive officers, except that the award agreements executed by all participants receiving long-term incentive awards provide for accelerated vesting upon a change of control.

•	No Tax Gross-Ups Policy. In April 2012, we adopted a Payment of Tax Gross-Ups Policy that prohibits tax gross-up payments to our executive officers.

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Significant Stock Ownership.     All of the Named Executive Officers significantly exceed the minimum stock ownership guidelines, thereby strongly aligning each Named Executive Officer’s long-term interests with our shareholders. The minimum stock ownership requirement for our Chairman of the Board and Chief Executive Officer is a multiple of six times their annual base salaries. Our other executive officers must own stock with a value of at least two times their annual base salaries.

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Clawback Policy.     In April 2012, we adopted a Clawback of Incentive Compensation Policy that allows us to recoup incentive-based compensation from our current or former executive officers under certain circumstances. Pursuant to the policy, we may demand repayment of any incentive-based compensation paid or granted to an executive officer in the event of a required accounting restatement of a financial statement of the Company (whether or not based on misconduct) due to material noncompliance of the Company with any financial reporting requirement under the U.S. federal securities laws.

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Freezing of Supplemental Executive Retirement Plan.     In May 2012, the New SERP was frozen to new participants. Any executive officers elected after such date (including the recently-elected executive officers) will not be eligible to participate in the New SERP but will be eligible to participate in The J. M. Smucker Company Restoration Plan, as discussed in more detail under the heading “Compensation Discussion and Analysis — Pension and Retirement Plans, the Non-qualified Supplemental Retirement Plan, and the Voluntary Deferred Compensation Plan.”

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Compensation Risk Assessment.     With oversight from Frederic Cook & Co., we conducted a compensation risk assessment and concluded that our compensation policies and practices do not encourage excessive or unnecessary risk-taking and are not reasonably likely to have a material adverse effect on the Company.

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Independent Compensation Committee.     Each member of the Compensation Committee is independent as defined in the corporate governance listing standards of the NYSE and our director independence standards.

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Outside Compensation Consultant.     The Compensation Committee utilizes the services of Frederic Cook & Co., an independent outside compensation consultant, which performs services solely in support of the Compensation Committee.

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Hedging Policy.     We have a “no hedging” policy that prohibits directors, executive officers, and employees from engaging in hedging transactions in our common shares or from purchasing our common shares “on margin.”

•	Use of Tally Sheets. When approving compensation for the Named Executive Officers, the Compensation Committee annually reviews a tally sheet for each Named Executive Officer.

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Four-Year Retention Period Despite Attaining Age and Service Requirements.     Beginning with grants made in June 2013, upon participants reaching the age of 60 with 10 years of service (or the age of 57.5 with 20 years of service for certain Folgers coffee participants), all Restricted Stock Awards vest immediately (as was previously the case), with 50% of such Restricted Stock Awards available for settlement of taxes due and the remainder subject to a four-year retention period. This four year retention period continues regardless of retirement.

2013 Say-on-Pay Advisory Vote Outcome

At our 2013 annual meeting, our executive compensation program received approval from shareholders holding approximately 74% of the total voting power of the Company (i.e., approximately 96% of votes cast). We believe that this result demonstrates our shareholders’ endorsement of the Compensation Committee’s executive compensation decisions and policies. Such shareholder vote was one of many factors contributing to the Compensation Committee’s decision to refrain from making significant changes to our compensation mix, peer group, target levels, performance metrics, or other compensation policies. The Compensation Committee will continue to consider results from future shareholder advisory votes, which will be held annually until the next shareholder advisory vote on the frequency of future votes on executive compensation, in its ongoing evaluation of our executive compensation programs and practices.

II.    Compensation Consultant

Pursuant to the Compensation Committee charter, the Compensation Committee has the sole authority to (i) engage compensation consultants to assist in the evaluation of non-employee Director and executive officer compensation, (ii) set the fees and other retention terms of such compensation consultants, and (iii) assess the independence of such compensation consultants. Such consultants report directly to the Compensation Committee and do not perform any services directly on behalf of our management.

Before selecting a compensation consultant, the Compensation Committee takes into account all factors relevant to assessing such compensation consultant’s independence from management, including the following six factors:

•	the provision of other services to the Company by the compensation consultant’s employer;

•	the amount of fees received from the Company by the compensation consultant’s employer, as a percentage of total revenues of the employer;

•	the policies and procedures of the compensation consultant’s employer that are designed to prevent conflicts of interest;

•	any business or personal relationship of the compensation consultant with a member of the Compensation Committee;

•	any stock of the Company owned by the compensation consultant; and

•	any business or personal relationship of the compensation consultant or the compensation consultant’s employer with one of our executive officers.

The Compensation Committee has retained Frederic Cook & Co. as an outside consultant to assist, as requested, in the fulfillment of various aspects of its charter. Frederic Cook & Co. reports directly to the Compensation Committee and participates in executive sessions with the Compensation Committee, without members of our management present. Our Chairman of the Board, Chief Executive Officer, Senior Vice President and Chief Administrative Officer, and Vice President, General Counsel and Corporate Secretary also attend the non-executive session portions of the Compensation Committee meetings.

In accordance with its corporate governance model, the Compensation Committee makes all decisions concerning compensation and benefits for our executive officers, and the Compensation Committee relies on Frederic Cook & Co. for advice, data, and market information regarding executive and director compensation.

During fiscal year 2014, Frederic Cook & Co. attended all Compensation Committee meetings, either in person or by telephone, and assisted the Compensation Committee with:

•	providing updates on relevant trends and developments in executive and director compensation;

•	assessing our peer group and the competitiveness of pay levels and practices;

•	evaluating programs and recommendations put forth by management against the Compensation Committee’s stated rewards objectives;

•	reviewing the compensation of non-employee Directors;

•	reviewing information to be included in the compensation sections of our proxy statement; and

•	reviewing our risk assessment of all of our compensation plans.

The Compensation Committee authorized Frederic Cook & Co. staff members working on the Compensation Committee’s behalf to interact with our management, as needed, to obtain or confirm information for presentation to the Compensation Committee. Frederic Cook & Co. has never performed any additional services for the Company other than the types of services mentioned herein.

III.    Components of Our Compensation Program for Executive Officers

Our executive officers receive a compensation package which consists of the following components:

Cash Components

•	annual base salary;

•	annual holiday bonus equal to 2% of annual base salary, which is provided to all of our salaried and hourly non-represented employees; and

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short-term incentive compensation program, in the form of a potential annual cash award (“Cash Incentive Award”), which provides participants the opportunity, subject to meeting specified goals, to earn an annual cash bonus.

Equity Component

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our long-term incentive compensation program, in the form of a potential annual grant of restricted shares, restricted stock units, or performance units (“Restricted Stock Award”), provides participants the opportunity, subject to meeting specified goals, to earn a grant of shares of Company stock, which generally vests at the end of a four-year period from the date of grant.

Health and Retirement Benefits

•	participation in health and welfare plans upon substantially the same terms as available to most of our other salaried employees;

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participation in retirement plans (such as a 401(k) plan, defined benefit pension plan, and employee stock ownership plan) upon substantially the same terms as available to most of our other salaried employees;

•	participation in one of three supplemental executive retirement plans, two of which have been closed to new participants; and

•	periodic physical examinations upon the same terms as available to our other senior-level managers.

Other Benefits

•	the right for executive officers to defer part of their salary or cash bonus under a non-qualified, voluntary, deferred compensation plan; and

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selected perquisites for certain executive officers, such as use of our aircraft (primarily by the Chairman of the Board and the Chief Executive Officer), financial and tax planning assistance, tickets to entertainment events, and select reimbursement for club dues and expenses.

IV.    Determination of Compensation for Executive Officers

We believe that the compensation paid to our executive officers must be fair and equitable and competitive enough to attract and retain qualified individuals. We also believe that there are certain non-financial, intangible elements of the overall compensation program that provide a positive work environment and provide value for our employees.

Compensation Benchmarking

In an effort to provide competitive, fair, and equitable compensation, target compensation opportunities for our executive officers are benchmarked, at a minimum, every other year. In establishing target compensation opportunities for our executive officers for fiscal years 2014 and 2015, the Compensation Committee used market data for hundreds of companies that participated in two major executive compensation surveys. The two survey databases used included the Towers Watson 2012 U.S. CDB General Industry Executive Database (the “Towers Survey”) and the Hewitt U.S. Total Compensation Measurement 2012 Executive Survey (the “Hewitt Survey” and, together with the Towers Survey, the “Compensation Study”). The information for all companies reporting data for a specific job from the Compensation Study was used when the Compensation Committee reviewed compensation. This data was then size-adjusted using regression analysis to reflect our annual revenues and, where appropriate, the size of a specific business area. The Compensation Study also included publicly available proxy data compiled by Frederic Cook & Co. for the following peer group:

Campbell Soup Company	The Hershey Company
Church & Dwight Co., Inc.	The Hillshire Brands Company
The Clorox Company	Hormel Foods Corporation
ConAgra Foods, Inc.	Ingredion Incorporated
Dean Foods Company	Kellogg Company
Dole Food Company, Inc.	Kraft Foods Group, Inc.
Dr. Pepper Snapple Group, Inc.	McCormick & Company, Incorporated
Flowers Foods, Inc.	Mead Johnson Nutrition Company
General Mills, Inc.	TreeHouse Foods, Inc.
The Hain Celestial Group, Inc.

The peer group was selected by the Compensation Committee, with the assistance of Frederic Cook & Co., using the following criteria:

•	U.S. companies in the same or similar line of business;

•	companies that are within a reasonable size range in revenue, operating income, assets, equity, and market capitalization;

•	companies that compete for the same customers with similar products, have comparable financial characteristics that investors view similarly, and may be subject to similar external factors; and

•	assessing each remaining company’s primary businesses and important key characteristics for relevancy and comparability.

In response to the acquisitions of both H. J. Heinz Company and Ralcorp Holdings, Inc. by other companies, the Compensation Committee approved the removal of those two companies from the peer group and the addition of The Hain Celestial Group, Inc. and Kraft Foods Group, Inc. for the Compensation Study conducted during fiscal 2014.

The Compensation Committee targets all compensation relative to a range around the 50th percentile of the competitive market data for the applicable fiscal year discussed above (the “Target Range”). We used the Target Range, plus or minus 20% of the midpoint, as a goal for assessing the pay for each salaried employee, including the Named Executive Officers, for fiscal year 2014. The Compensation Study indicated that for fiscal year 2014, compensation for each of the Named Executive Officers was within the Target Range (except for the Chief Executive Officer, who fell slightly below the Target Range), and the mix of compensation was in line with the market.

When approving compensation for executive officers, the Compensation Committee also considers:

•	support of our Basic Beliefs of Quality, People, Ethics, Growth, and Independence;

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individual performance, including financial and operating results as compared to our corporate and strategic business areas’ financial plan and to prior year results, as well as achievement of personal development objectives;

•	our overall performance, including sales and earnings results;

•	our market share gains;

•	implementation of our strategy;

•	implementation of sound management practices; and

•	the role of appropriate succession planning in key positions.

Base Salary Determination

Salary ranges are determined in the same manner for each of our salaried employees, including each executive officer. The base salaries paid to each executive officer are designed to fall within an established range based on market practice. Actual base salary reflects the experience of the executive officer and the scope of his or her responsibility.

Positions for all salaried employees, including the executive officers, are assigned to salary grades with corresponding salary ranges. Decisions regarding salary grades (as well as target Cash Incentive Award opportunities and Restricted Stock Award opportunities as a percentage of base salary) are generally made every two years. The Compensation Committee reviews the competitive market data discussed above and each executive officer’s specific role, responsibilities, and experience. The Compensation Committee also considers internal pay equity among the members of the executive officer group, considering such factors as experience, leadership responsibility within the executive officer group, and roles and responsibilities within the Company, including the size of the business group managed by the executive officer. Internal equity considerations result in both higher and lower competitive positioning against the market median data.

It is the normal practice that each April, the Compensation Committee requests that management submit compensation recommendations for executive officers, other than for the Chairman of the Board and the Chief Executive Officer, using all of the considerations outlined above. These recommendations generally result in salary increases for the executive officers that are aligned with our salary increase budget for other salaried employees. The Compensation Committee reviews all of the above considerations with no single factor necessarily weighted more heavily than another.

In setting and approving compensation for the Chairman of the Board and the Chief Executive Officer, the Compensation Committee holds the Chairman of the Board and the Chief Executive Officer responsible for ensuring that each of the objectives set forth above are achieved and each is assessed in their respective roles in regard to:

•	setting the tone for corporate responsibility by adhering to our Basic Beliefs of Quality, People, Ethics, Growth, and Independence;

•	managing the business, over the long term, to serve all of our constituents, namely consumers, customers, employees, suppliers, communities in which we work, and our shareholders;

•	designing and implementing our long-term strategy;

•	developing appropriate succession planning for key executive officer positions; and

•	with respect to the Chief Executive Officer, delivering positive financial and operational results, including earnings results, as reflected in our financial plan.

At the Compensation Committee’s April 2014 meeting, the Compensation Committee, with input from the Nominating Committee, concluded that the Chairman of the Board and the Chief Executive Officer continue to exceed these performance objectives. The Compensation Committee considered these factors, along with the fact that the Chairman of the Board and the Chief Executive Officer have requested to be paid below market, when determining the base salary, Cash Incentive Award target, and Restricted Stock Award target for the Chairman of the Board and the Chief Executive Officer. The Compensation Committee determined that the fiscal year 2015 salary for Richard K. Smucker would be $980,000, a 3.2% increase over his fiscal year 2014 salary.

V.    What Our Short-Term Incentive Compensation Program Is Designed to Reward and How it Works

Our short-term incentive compensation program is performance-based and is designed to reward key managers, including executive officers, for their contributions to the Company based on clear, measurable criteria.

After the end of each fiscal year, the Compensation Committee reviews management’s recommendations for Cash Incentive Awards for executive officers (other than for the Chairman of the Board and the Chief Executive Officer for whom management makes no recommendation). The Compensation Committee evaluates the following criteria and information in approving Cash Incentive Awards for executive officers:

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our performance in relation to our non-GAAP earnings per share goal for the fiscal year, a goal that is also approved by the Compensation Committee in June of each year for the fiscal year commencing the prior May 1st. The non-GAAP earnings per share goal is calculated excluding the impact of restructuring and merger and integration charges, and, according to the plan, may exclude other items as determined by the Compensation Committee. The determination of our performance, excluding these charges, is consistent with the way management and the Board evaluates our business;

•	in some cases (as illustrated on the following page), personal performance of the executive officer based on achievement of performance goals, which may be adjusted in extraordinary circumstances;

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if an executive officer has responsibility for a specific strategic business area, a percentage of the Cash Incentive Award is tied to that strategic business area’s performance in relation to its annual profit goal and the Compensation Committee reviews attainment of relevant profit goals for those areas each year; and

•	awards to each executive officer for the prior three years, as well as base salary for the fiscal year just ended and target award information for each executive officer.

Target awards for executive officers under the short-term incentive compensation program are also approved by the Compensation Committee and are represented as a percentage of each executive officer’s base salary. The target award percentage for each executive officer is reviewed regularly by the Compensation Committee with input from Frederic Cook & Co. The most recent market analysis indicated that the target award percentages were generally below the median of the market. Executive officers’ target awards ranged from 35% to 100% of base salary depending on the responsibilities and experience of the executive officer. For fiscal year 2014, the most an executive officer was eligible to receive in such fiscal year was twice the target award (i.e., between 70% to 200% of base salary).

Participants in the short-term incentive compensation program receive a percentage of their target award based on our performance as shown in the following table. No awards are made unless we first achieve at least 80% of our non-GAAP earnings per share goal.

Ranges	Performance Level Achieved	Percentage of Target Award Earned
Below Threshold	<80%	0%
Threshold	80%	25%
Target	100%	100%
Maximum	110%	200%

In the event performance is between the ranges set forth in the table above, the Compensation Committee determines the percentage of the award that is earned by mathematical interpolation: (i) for each increase of 1% above the threshold performance level but below 90% of the target performance level, the percentage of the target award earned increases by 2.5%; (ii) for each increase of 1% above 90% of the target performance level but below the target performance level, the percentage of the target award earned increases by 5%; and (iii) for each increase of 1% above the target performance level, the percentage of target award earned increases by 10%.

If an executive officer manages or has significant influence over a strategic business area, 50% of the target award is generally tied to the performance of the strategic business area. For all executive officers who are not Covered Participants (as defined below), a portion of the target award is tied to individual performance, which involves subjective evaluation by management of such executive officers.

For executive officers who are members of our strategy council, including the Chief Executive Officer and the Chairman of the Board (collectively, “Covered Participants”), the target award is tied solely to the corporate performance target or a combination of the strategic business area and the corporate performance targets. The Compensation Committee, however, does have discretion to reduce a Covered Participant’s award, but did not reduce any Covered Participant’s award in fiscal year 2014.

A chart illustrating this allocation is as follows:

	Weighting of Target Award		Weighting of Target Award for Covered Participants
Performance Categories	Corporate Participants	Strategic Business Area Participants	Corporate Participants	Strategic Business Area Participants
Corporate Performance	50%	25%	100%	50%
Individual Performance	50%	25%	0%	0%
Strategic Business Area Performance	0%	50%	0%	50%
Total	100%	100%	100%	100%

For fiscal year 2014, all of the executive officers included in the “Summary Compensation Table” were participants in the short-term incentive compensation program, and the weighting of the target award for each Named Executive Officer is set forth in the table below:

Short-Term Incentive Compensation Program

Weighting of Target Award

For Named Executive Officers for

Fiscal Year 2014

	Weighting of Target Award
Executive Officer	Corporate Performance	Strategic Business Area Performance
Richard K. Smucker	100%	0%
Mark R. Belgya	100%	0%
Vincent C. Byrd	100%	0%
Steven Oakland	50%	50%
Barry C. Dunaway	100%	0%

Set forth below is an example of the calculation of a Cash Incentive Award for a corporate participant:

Example:     An executive officer with corporate responsibilities, an annual base salary of $200,000, and a Cash Incentive Award target award of 50% of base salary would receive the following Cash Incentive Award based on achievement of target performance for all categories as shown below:

Ranges	Performance Level Achieved	Percentage of Target Award Earned	Cash Incentive Award Earned
Below Threshold	<80%	0%	$0
Threshold	80%	25%	$25,000
Target	100%	100%	$100,000
Maximum	110%	200%	$200,000

Specifically, with respect to fiscal year 2014, the Compensation Committee approved the target corporate non-GAAP earnings per share goal of $5.68. In order to receive 100% of the target opportunity under the corporate component of the short-term incentive compensation program, we had to achieve non-GAAP earnings per share of $5.68, representing approximately 5.8% growth over the prior year. For fiscal year 2014, we achieved non-GAAP earnings per share of $5.64, representing 99% of the target amount and growth of approximately 5% over the prior year. As a result of falling slightly below the non-GAAP earnings per share target, the corporate performance portion of the awards was paid at 95% of the target award for all participants. The short-term incentive compensation program corporate performance goals for fiscal year 2014 were as shown in the following table:

Short-Term Incentive Compensation Program

Corporate Performance Goals for

Fiscal Year 2014

Ranges	Performance Level Achieved (Non-GAAP Earnings per Share)	Percentage of Cash Incentive Award Opportunity Earned
Below Threshold	below $4.54 (80% of target)	0%
Threshold	at $4.54 (80% of target)	25%
Target	$5.68 (target)	100%
Maximum	$6.25 (110% of target)	200%

We believe that the performance targets established by the Compensation Committee for fiscal year 2014 required participants, including executive officers, to perform at a high level in order to achieve the target performance levels. During the ten-year period from 2005 through 2014, we achieved performance in excess of the target level eight times (and achieved the maximum performance level two out of such eight times) and failed to achieve the target performance level twice. During the same time period, our annual compounded non-GAAP earnings per share growth rate was approximately 9%, with a TSR of approximately 10%. Generally, the Compensation Committee sets the minimum, target, and maximum levels such that the relative difficulty of achieving the target level is consistent from year to year.

VI. What Our Long-Term Incentive Compensation Program (Performance-Based Restricted Stock) Is Designed to Reward and How it Works

Our long-term, performance-based compensation is stock-based and designed to align the interests of management with the interests of our shareholders. The goals of our long-term incentive compensation program are to:

•	encourage executive officers and key managers to focus on our long-term performance;

•	provide an opportunity for executive officers and key managers to increase stock ownership in the Company;

•	create opportunities for participants to share in the growth of the Company over the long term; and

•	act as a retention incentive for executive officers and key managers.

Restricted Stock Awards are currently issued under the 2010 Plan. We grant restricted stock units (in lieu of restricted shares) to certain participants who reside outside of the United States in order to comply with local laws and to provide favorable tax treatment to foreign recipients. None of the Named Executive Officers receive restricted stock units. Discussion in this “Compensation Discussion and Analysis” relating to restricted shares also applies to the limited awards of restricted stock units granted to participants residing outside of the United States. The long-term incentive compensation program is generally a five-year program, with a one-year performance period followed by a four-year vesting period. In general, Restricted Stock Awards vest at the end of four years and, in certain limited circumstances, will vest immediately upon a job or position elimination or upon a change of control. Restricted Stock Awards that have not yet vested are forfeited in the event that an employee voluntarily leaves employment with the Company.

The essential features of the Restricted Stock Awards are as follows:

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subject to Compensation Committee approval for executive officers and authorized executive officer approval for other participants, grants of Restricted Stock Awards are generally made each June provided the Company meets or exceeds the threshold performance goal for the most recently ended fiscal year;

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the number of restricted shares awarded in respect of the Restricted Stock Awards is based on our non-GAAP earnings per share performance as established by the Compensation Committee the previous June;

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target opportunities for Restricted Stock Awards (i.e., the amount of restricted shares a participant is eligible to receive) are computed based on a participant’s base salary level at the beginning of the fiscal year in which the Restricted Stock Award is made, and these targets are communicated to participants at the beginning of each fiscal year;

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Restricted Stock Awards generally vest 100% at the end of a four-year period so long as a participant remains an employee of the Company. Restricted Stock Awards made prior to June 2013 to participants who reach the age of 60 and have a minimum of 10 years of service with the Company vest immediately. Restricted Stock Awards to Folgers coffee participants who were 48 years of age or older on November 19, 2008, and who reach the age of 57.5 years and have been with the Company for a total of 20 years (including credit for years of service with The Procter & Gamble Company) will vest immediately. We also have a pro-rata vesting in specific, limited circumstances such as job elimination or sale of a business. Beginning with grants made in June 2013, upon participants reaching the age of 60 with 10 years of service (or the age of 57.5 with 20 years of service for Folgers coffee participants), all Restricted Stock Awards vest immediately, with 50% of such Restricted Stock Awards available for settlement of taxes due and the remainder subject to a four-year retention period. This retention period continues regardless of retirement;

•	unvested Restricted Stock Awards are forfeited upon an employee’s voluntary departure from the Company; and

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actual Restricted Stock Awards range from 0% of the restricted shares target award amount, if we fail to achieve 80% of our non-GAAP earnings per share goal, to a maximum of 150% of the restricted shares target award amount if we achieve or exceed 120% of our goal as shown in the table below. In the event performance is between the ranges set forth below, the Compensation Committee determines the percentage of the Restricted Stock Award that is earned by mathematical linear interpolation: for each increase of 1% above the threshold performance level but below the target performance level and for each increase of 1% above the target performance level, the percentage of target award increases by 2.5%.

Ranges	Achievement of Target Performance	Percentage of Target Award Earned
Below Threshold	<80%	0%
Threshold	80%	50%
Target	100%	100%
Maximum	120%	150%

In order to receive a Restricted Stock Award, participants must be employed by us at the time of the grant. For all executive officers, except the Covered Participants, we determine the percentage of target and corresponding dollar value of the Restricted Stock Awards that have been earned following the end of the fiscal year, and such determination is approved by the Compensation Committee. The stock price used to determine the number of shares to be awarded is based on the average of the closing stock prices for the final five trading days during the completed fiscal year and the first five trading days of the new fiscal year and is rounded up to the nearest share. The base salary used is that in effect as of the beginning of the new fiscal year.

In order to qualify the Restricted Stock Awards made to certain executive officers who are Covered Participants as performance-based awards under Section 162(m) of the Internal Revenue Code (the “Code”), we initially grant performance units to these Covered Participants in June of each year, which are then paid in the form of restricted shares (like the other executive officers) at the end of the fiscal year in which they were granted, assuming the applicable performance standards relating to non-GAAP earnings per share were met. Management makes no recommendation regarding long-term incentive awards for the Chairman of the Board or the Chief Executive Officer, but the Compensation Committee, after considering input from Frederic Cook & Co. regarding the external market and other factors, makes grants to the Chairman of the Board and the Chief Executive Officer based on the same performance standards as used for the other participants.

Following the end of fiscal year 2014, the Compensation Committee determined the number of performance units that were earned by the Covered Participants. Specifically, with respect to fiscal year 2014, the Company achieved 99% of its non-GAAP earnings per share goal, resulting in a Restricted Stock Award of 97.5% of the fiscal year 2014 Restricted Stock Award target. The performance units were paid in the form of restricted shares out of the 2010 Plan. The performance units, each worth $1.00, were converted to a number of restricted shares based on the average stock price for the final five trading days of fiscal year 2014 and the first five trading days of fiscal year 2015. The restricted shares earned were delivered to the Covered Participants pursuant to the same terms as the restricted shares granted to the other executive officers and are subject to a four-year vesting period. However, as with other participants, once any of the Covered Participants reaches the age of 60 and has a minimum of 10 years of service with the Company, his or her restricted shares will vest immediately, with 50% of such restricted shares available for settlement of taxes due and the remainder subject to a four-year retention period. Based on age and length of service, the restricted shares granted to Richard K. Smucker vested upon grant, with 50% of such shares available for settlement of taxes due and the remainder subject to the four-year retention period. Restricted shares granted to Vincent C. Byrd will vest on January 26, 2015, subject to the four-year retention period for 50% of such shares. This retention period continues into retirement.

In addition, the Compensation Committee approved special one-time grants of restricted shares to certain Covered Participants, including the following Named Executive Officers, on May 1, 2013 in recognition of their past leadership contributions and ability to provide continued leadership to the Company in key roles: 10,000 shares granted to Mark R. Belgya, which shares vest at the end of the five-year period from the date of grant; 10,000 shares to Vincent C. Byrd, which shares vest at the end of the three-year period from the date of grant; 10,000 shares to Steven Oakland, which shares vest at the end of the five-year period from the date of grant; and 10,000 shares to Barry C. Dunaway, which shares vest at the end of the five-year period from the date of grant. Such restricted shares will not vest upon the attainment of age 60 and 10 or more years of service with the Company but will vest immediately upon (i) the death or permanent disability of the Named Executive Officer, (ii) a change of control of the Company, and (iii) in certain limited circumstances, a job or position elimination. Any of such restricted shares that have not yet vested are forfeited in the event that the Named Executive Officer voluntarily leaves employment with the Company.

Stock Ownership Guidelines

All of our executive officers are required to meet minimum stock ownership guidelines within a five-year period of being named an executive officer of the Company. The Chairman of the Board and the Chief Executive Officer have a stock ownership guideline of six times their annual base salaries. Our other executive officers have a stock ownership guideline of two times their annual base salaries. All of the Named Executive Officers, including the Chairman of the Board and the Chief Executive Officer, significantly exceed these ownership requirements.

VII. Health	Benefits

We provide executive officers with health and welfare plans upon substantially the same terms as available to most of our other salaried employees. These benefit plans include medical, dental, vision, life, and disability insurance coverage. We also provide executive officers with periodic physical examinations upon the same terms as available to our other senior-level managers.

VIII. Pension	and Retirement Plans, the Non-qualified Supplemental Retirement Plan, and the Voluntary Deferred Compensation Plan

Our executive officers, including the Named Executive Officers, participate in the Employee Stock Ownership Plan (the “ESOP”), The J. M. Smucker Company Employees’ Retirement Plan (the “Qualified Pension Plan”), and The J. M. Smucker Company Employee Savings Plan (the “401(k) Plan”). Participation in the ESOP and 401(k) Plan (and, for employees hired prior to December 31, 2007, the Qualified Pension Plan) is an important component of the overall compensation package for substantially all of our employees, including our executive officers. In addition, the Named Executive Officers participate in The J. M. Smucker Company Top Management Supplemental Retirement Benefit Plan (as amended, the “SERP”) and are eligible to participate in The J. M. Smucker Company Voluntary Deferred Compensation Plan (the “Deferred Compensation Plan”).

ESOP

We make an annual allocation of our shares to eligible employee participants through the ESOP. The value of the allocation is approximately 2% of each participant’s base salary. Dividends received on shares held in participants’ accounts are used to purchase additional shares of Company stock or paid out, at the participant’s election.

401(k) Plan

The 401(k) Plan is the primary Company-provided retirement plan for certain eligible employees. The 401(k) Plan provides a 50% match on employees’ contributions of up to 6% of pay (i.e., a maximum Company match of 3% of pay) for employees age 40 and over as of December 31, 2007, and a 100% match on employees’ contributions of up to 6% of pay for employees under the age of 40 as of December 31, 2007, or those becoming new participants, regardless of age, on or after January 1, 2008. All of the Named Executive Officers were over the age of 40 on December 31, 2007.

Qualified Pension Plan

The Qualified Pension Plan is a qualified defined benefit plan which provides a pension benefit based upon years of service with the Company and upon final average pay (average base salary compensation for the five most highly compensated consecutive years of employment). Benefits under the Qualified Pension Plan are 1% of final average earnings times the participant’s years of service with the Company. Employees under the age of 40 as of December 31, 2007 will not earn future additional benefits under the Qualified Pension Plan, but employees age 40 and over as of December 31, 2007 will continue to earn future benefits. The Qualified Pension Plan was closed to new participants on December 31, 2007. All of the Named Executive Officers were over the age of 40 on December 31, 2007.

SERP

In addition to retirement benefits under the Qualified Pension Plan, 401(k) Plan, and ESOP, certain of our executive officers, including the Named Executive Officers, also participate in the SERP, entitling them to certain supplemental benefits upon their retirement. Benefits under the SERP, which are based upon years of service, are 55% (reduced for years of service less than 25) of the average of base salary, holiday bonus, and Cash Incentive Award for the five most highly compensated, consecutive years of employment, less any benefits received under the Qualified Pension Plan and Social Security. The SERP was frozen to new participants on May 1, 2008.

The New SERP, which became effective on May 1, 2008, provides a benefit for certain executive officers not participating in the SERP. The New SERP entitles participants to certain supplemental benefits upon their retirement, based upon an annual contribution by the Company equal to 7% of the sum of the participant’s base salary, holiday bonus, and Cash Incentive Award, along with an interest credit made each year commencing on April 30, 2009. Participants in the New SERP will be eligible for benefits upon the attainment of age 55 and 10 years of service with the Company. The New SERP was frozen to new participants on May 1, 2012. The Named Executive Officers are not participants in the New SERP, but will continue to participate in the SERP.

Restoration Plan

The J. M. Smucker Company Restoration Plan (the “Restoration Plan”), which became effective on May 1, 2012, provides a benefit for certain executive officers not participating in the SERP or the New SERP. The Restoration Plan restores contributions that would have been received under our qualified plans but for federal tax limitations. Participants are entitled to contribute between 0% and 50% of their eligible pay over the qualified plan compensation limit and are entitled to receive a 401(k)-type match on contributions (i.e., 100% of contributions up to 6% of pay over the compensation limit). The Restoration Plan also provides an ESOP-type Company contribution equal to 2% of pay over the compensation limit. The Named Executive Officers are not participants in the Restoration Plan.

Deferred Compensation Plan

Executive officers may elect to defer up to 50% of salary and up to 100% of the Cash Incentive Award in the Deferred Compensation Plan. The amounts deferred are credited to notional accounts selected by the executive officer that mirror the investment alternatives available in the 401(k) Plan. At the time a deferral election is made, participants elect to receive payout of the deferred amounts upon termination of employment in the form of a lump sum or equal annual installments ranging from two to ten years.

The SERP, the New SERP, the Restoration Plan, and the Deferred Compensation Plan are non-qualified deferred compensation plans and, as such, are subject to the rules of Section 409A of the Code, which restrict the timing of distributions.

IX.     Other Benefits Executive Officers Receive

The executive officers, like all of our salaried and hourly non-represented employees, receive an annual holiday bonus equal to 2% of their base salary.

The executive officers are provided certain personal benefits not generally available to all employees. The Compensation Committee believes these additional benefits are reasonable and enable us to attract and retain outstanding employees for key positions. These benefits include personal use of our aircraft (primarily by the

Chairman of the Board and the Chief Executive Officer), periodic physical examinations (which are provided to all employees at or above the senior manager level), financial and tax planning assistance, tickets to entertainment events, reimbursement for specified club dues and expenses, and participation in the SERP, the New SERP, and the Deferred Compensation Plan, or the Restoration Plan. The Compensation Committee and the Board have strongly encouraged the Chairman of the Board and the Chief Executive Officer and members of their immediate families to use our aircraft for all business, as well as personal, air travel for efficiency and security purposes. The value of personal travel on our aircraft is calculated in accordance with applicable regulations under the Code and is included in the Chairman of the Board’s and the Chief Executive Officer’s taxable income for the year. The value of these personal benefits for each of the Named Executive Officers, to the extent the aggregate value based on incremental cost to us equaled or exceeded $10,000 for fiscal year 2014, is included in the “Summary Compensation Table.” The Compensation Committee reviews, on an annual basis, the types of perquisites and other benefits provided to executive officers, as well as the dollar value of each perquisite paid to executive officers.

X.     Description of Agreements with Executive Officers

Employment Agreements

We do not have employment agreements, severance agreements, or change of control agreements with any of our executive officers. If we have a change of control, all outstanding equity awards for all participants (other than the performance units for the Covered Participants) will immediately vest. The definition of change of control for purposes of accelerating the vesting of Restricted Stock Awards is set forth in the 2010 Plan and The J. M. Smucker Company 2006 Equity Compensation Plan (the “2006 Plan”).

Consulting Agreements

In April 2011, we and each of the Chairman of the Board and the Chief Executive Officer entered into amendments terminating substantially all of the provisions of their Amended and Restated Consulting and Noncompete Agreements, dated December 31, 2010 (together, the “Consulting Agreements”). The amendments are identical in all material respects, and provide that each of the Chairman of the Board’s and the Chief Executive Officer’s right to receive his monthly retirement benefit or death benefit under the SERP as of the third anniversary of his disability, death, or separation from service (without application of early retirement reduction factors) will remain in full force as provided in the Consulting Agreements. All other provisions of the Consulting Agreements, including all rights to continuation of salary, bonus, vesting of options and restricted shares, and each of the Chairman of the Board’s and the Chief Executive Officer’s confidentiality, non-solicitation, and noncompetition obligations following his separation from service, have been terminated. The amendments do not terminate any similar obligations the Chairman of the Board or the Chief Executive Officer may have arising under any other agreement, plan, program, or arrangement with us, or by operation of law.

XI.     Tax and Accounting Considerations

The Compensation Committee has considered the potential impact on our compensation plans of the $1,000,000 cap on deductible compensation under Section 162(m) of the Code. Compensation that qualifies as performance-based compensation is exempt from the cap on deductible compensation. For fiscal year 2014, the vesting of certain Restricted Stock Awards granted in 2009 to certain Named Executive Officers is subject to the Section 162(m) limitation. The Compensation Committee believes that executive compensation programs generally should be structured to provide for the deductibility of compensation paid to executive officers. To the extent, however, that the Compensation Committee from time to time believes it to be consistent with its compensation philosophy and in the best interests of the Company and our shareholders to award compensation that is not fully deductible, it may choose to do so.

During fiscal year 2014, the Compensation Committee continued to monitor the regulatory developments under Section 409A of the Code, which was enacted as part of the American Jobs Creation Act of 2004. Section 409A imposes additional limitations on non-qualified deferred compensation plans and subjects those plans to additional conditions.

XII.     Compensation-Related Risk Assessment

During fiscal year 2014, the Compensation Committee oversaw the performance of a risk assessment of our compensation policies and practices to ascertain any material risks that may be created by our compensation programs. In February 2014, members of our human resources, internal audit, and legal departments, along with Frederic Cook & Co., reviewed and assessed the potential risks arising from our compensation policies and practices based on the risk assessment process developed and refined over the past several years, along with a comparison of current industry best practices. The assessment process included a review of risks related to strategy, culture, governance, pay-mix, performance measures, annual short-term and long-term incentives, equity ownership, and trading, along with other compensation risks and management of those risks. The results of management’s review and Frederic Cook & Co.’s assessment were presented to the Compensation Committee in April 2014 for its review and final assessment. Based on the Compensation Committee’s review of the risk assessment, we determined that our compensation policies and practices do not create any risks that are reasonably likely to have a material adverse effect on the Company. This conclusion was supported by our risk mitigating practices, including our clawback policy, “no hedging” policy, holdbacks of a portion of incentive payments for certain sales team participants, caps on incentive compensation awards, incentive modifiers based upon business unit performance, and the use of discretionary adjustments. In addition, Restricted Stock Awards generally have a four-year vesting requirement or four-year retention requirement for retirement eligible employees meeting certain age and years of service requirements, and we have a stock ownership requirement for our executive officers.

SUMMARY COMPENSATION TABLE

The following table provides information concerning the compensation of the Named Executive Officers for fiscal years 2014, 2013, and 2012. Please read the “Compensation Discussion and Analysis” in conjunction with reviewing this table.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)(6)	Total ($)
Richard K. Smucker	2014	950,000	19,000	2,940,000	—	902,500	—	75,495	4,886,995
Chief Executive Officer	2013	920,000	18,400	2,850,000	—	1,564,000	1,371,773	89,668	6,813,841
	2012	900,000	18,000	2,760,000	—	675,000	788,514	49,336	5,190,850
Mark R. Belgya	2014	460,000	9,200	1,831,600	—	327,800	26,141	19,942	2,674,683
Senior Vice President and Chief	2013	432,500	8,850	736,000	—	526,600	1,023,770	20,549	2,748,269
Financial Officer	2012	410,000	8,200	633,750	—	199,900	622,928	22,071	1,896,849
Vincent C. Byrd	2014	650,000	13,000	2,364,100	—	524,900	146,084	22,958	3,721,042
President and	2013	621,000	12,420	1,235,000	—	844,600	1,787,782	22,135	4,522,937
Chief Operating Officer	2012	600,000	12,000	1,117,800	—	315,000	1,077,764	26,980	3,149,544
Steven Oakland	2014	510,000	10,200	1,918,300	—	248,700	—	22,992	2,710,192
President, International,	2013	490,000	9,800	816,000	—	480,200	1,065,777	6,958	2,868,735
Foodservice and Natural Foods	2012	475,000	9,500	735,000	—	254,800	765,507	21,049	2,260,856
Barry C. Dunaway	2014	460,000	9,200	1,831,600	—	327,800	—	19,942	2,648,542
Senior Vice President and Chief
Administrative Officer

(1)	Included in the Bonus column (d) is a holiday bonus representing 2% of annual base salary at the time of payment.

(2)

The amounts reported in column (e) reflect the aggregate grant date fair value computed in accordance with ASC Topic 718 of the Restricted Stock Awards granted during the reported years. For the performance-based Restricted Stock Awards reported in this column for fiscal year 2014 that were granted on June 7, 2013, such amounts are based on the probable outcome of the relevant performance conditions as of the grant date. Assuming that the highest level of performance was achieved for these awards, the grant date fair value of these awards would have been: Richard K. Smucker, $4,410,000; Mark R. Belgya, $1,211,250; Vincent C. Byrd, $2,010,000; Steven Oakland, $1,341,300; and Barry C. Dunaway, $1,211,250.

Restricted shares generally vest at the end of the four-year period from the date of grant or, if earlier, upon the attainment of age 60 and 10 years of service with the Company (provided that, for any grants made during or after June 2013, 50% of such restricted shares will be available for the settlement of taxes due and the remainder will be subject to a four-year retention period). Richard K. Smucker was at least age 60 with 10 years of service at fiscal year end and, therefore, his restricted shares vested immediately upon grant, with 50% of such shares available for settlement of taxes due and the remainder subject to the four-year retention period. During the vesting period, the Named Executive Officers are the beneficial owners of the restricted shares and possess all voting and dividend rights. Dividends are payable at the same rate as is paid on our common shares generally. During fiscal year 2014, we paid dividends at a rate of $2.26 per share.

In addition, the Compensation Committee approved special one-time grants of restricted shares to certain Covered Participants, including the following Named Executive Officers, on May 1, 2013 in recognition of their past leadership contributions and ability to provide continued leadership to the Company in key roles: 10,000 shares granted to Mark R. Belgya, which shares vest at the end of the five-year period from the date of grant; 10,000 shares to Vincent C. Byrd, which shares vest at the end of the three-year period from the date of grant; 10,000 shares to Steven Oakland, which shares vest at the end of the five-year period from the date of grant; and 10,000 shares to Barry C. Dunaway, which shares vest at the end of the five-year period from the date of grant. Such restricted shares will not vest upon the attainment of age 60 and 10 or more years of service with the Company but will vest immediately upon (i) the death or permanent disability of the Named Executive Officer, (ii) a change of control of the Company, and (iii) in certain limited circumstances, a job or position elimination. Any of such restricted shares that have not yet vested are forfeited in the event that the Named Executive Officer voluntarily leaves employment with the Company.

(3)	Amounts shown in column (g) represent performance-based awards under the short-term incentive compensation program. The incentive payment was based on achievement of performance targets established for fiscal year 2014 and was paid in June 2014, subsequent to the end of the fiscal year. Performance criteria under the short-term incentive compensation program relate to our performance and, in some cases, strategic business area performance, and are discussed in detail under the heading “What Our Short-Term Incentive Compensation Program Is Designed to Reward and How it Works.”

(4)	Amounts shown in column (h) represent the increase in present value of accumulated benefits accrued under the Qualified Pension Plan and the SERP. The present value of accumulated benefits decreased for Richard K. Smucker by $776,456, Steven Oakland by $37,621, and Barry C. Dunaway by $13,703. These amounts are shown as zero in the table. A discussion of the assumptions made in determining this increase is included below under the heading “Pension Benefits.”

(5)	Column (i) includes payments made by us to defined contribution plans, life insurance and accidental death and dismemberment insurance premiums related to the Named Executive Officers, tax gross ups on the SERP (which gross ups were discontinued after the end of fiscal year 2012), and charitable matching gifts under our matching gift program, which is available to all of our full-time employees and Directors. We match gifts of up to $1,000 per calendar year to accredited colleges and universities that offer four-year degree programs. Additionally, perquisites were included in this column based on their incremental cost to us for any Named Executive Officer whose total equaled or exceeded $10,000.

(6)	The Named Executive Officers received various perquisites provided by or paid by the Company. These perquisites included personal use of our aircraft (primarily by the Chief Executive Officer), reimbursement of specified club dues and expenses, periodic physical examinations, financial and tax planning assistance, and tickets to entertainment events. The Board strongly encourages the Chief Executive Officer and his immediate family to use our aircraft for all air travel for efficiency and security purposes.

All Named Executive Officers received perquisites in excess of $10,000 for fiscal year 2014. The incremental value of the perquisites for these executive officers is included in column (i). The aggregate value of each perquisite or other personal benefit exceeding $25,000 or 10% of the total amount of perquisites and personal benefits for executive officers is as follows: Richard K. Smucker’s personal use of our aircraft totaled $48,114.

In valuing personal use of our aircraft in fiscal year 2014, we used aggregate incremental costs incurred, including costs related to fuel, landing fees, crew meals, and other miscellaneous costs.

2014 GRANTS OF PLAN-BASED AWARDS

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Possible Payouts Under Equity Incentive Plan Awards (2) (3)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i) Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Awards ($)(4)
Richard K. Smucker	—	237,500	950,000	1,900,000	—	—	—	—
	6/7/2013	—	—	—	1,470,000	2,940,000	4,410,000	2,940,000
Mark R. Belgya	—	86,250	345,000	690,000	—	—	—	—
	5/1/2013	—	—	—	—	10,000	—	$1,024,100
	6/7/2013	—	—	—	403,750	807,500	1,211,250	807,500
Vincent C. Byrd	—	138,125	552,500	1,105,000	—	—	—	—
	5/1/2013	—	—	—		10,000		$1,024,100
	6/7/2013	—	—	—	670,000	1,340,000	2,010,000	1,340,000
Steven Oakland	—	95,625	382,500	765,000	—	—	—	—
	5/1/2013	—	—	—	—	10,000	—	$1,024,100
	6/7/2013	—	—	—	447,100	894,200	1,341,300	894,200
Barry C. Dunaway	—	86,250	345,000	690,000	—	—	—	—
	5/1/2013	—	—	—	—	10,000	—	$1,024,100
	6/7/2013	—	—	—	403,750	807,500	1,211,250	807,500

(1)	Estimated possible payouts included in the Non-Equity Incentive Plan Awards columns relate to cash payments eligible under our short-term incentive compensation program. The amounts in column (c) reflect 25% of the target amount in column (d), while the amounts in column (e) reflect 200% of such target amounts. The amounts are based on salaries in effect as of April 21, 2014 for each Named Executive Officer, which is the basis for determining the actual payments to be made subsequent to year end.

(2)	These numbers reflect the number of performance units granted in June 2013. The amounts are based on salaries in effect as of May 1, 2014 for each Named Executive Officer, which is the basis for determining the actual Restricted Stock Award to be made in June 2014. Each performance unit is equal in value to $1.00 and has a one-year performance period. The actual dollar amount earned, as determined by the Compensation Committee in June 2014 based on our fiscal year 2014 performance, was converted into restricted shares using $97.03, the average closing share price for the final five trading days of fiscal year 2014 and the first five trading days of fiscal year 2015, and rounded up to the nearest share. The restricted shares were granted on June 6, 2014 (i.e., subsequent to fiscal year end) and were issued out of the 2010 Plan. The grant date fair value for the Restricted Stock Awards based on the probable outcome of the relevant performance conditions as of the grant date is included in the “Summary Compensation Table” in column (e).

Subsequent to fiscal year end, the actual numbers of Restricted Stock Awards granted to each Named Executive Officer (as a result of earning the awards referred to above) were as set forth below. The Named Executive Officer must be employed by the Company on the date of grant in order to be eligible to receive the earned restricted shares.

Name	Restricted Shares Earned on June 6, 2014
Richard K. Smucker	29,543
Mark R. Belgya	8,115
Vincent C. Byrd	13,465
Steven Oakland	8,986
Barry C. Dunaway	8,115

Restricted shares generally vest at the end of the four-year period from the date of grant or, if earlier, upon the attainment of age 60 and 10 or more years of service with the Company (provided that, for any grants made during or after June 2013, 50% of such restricted shares will be available for settlement of taxes due and the remainder will be subject to a four-year retention period). The Restricted Stock Awards issued to Richard K. Smucker vested immediately (subject to the four-year retention period for 50% of such shares), because he is over the age of 60 and has more than 10 years of service with the Company. The Restricted Stock Awards issued to Vincent C. Byrd will vest when he reaches the age of 60 on January 26, 2015 (subject to the four-year retention period for 50% of such shares), as he already has more than 10 years of service with the Company.

(3)	The Compensation Committee also approved special one-time grants of restricted shares to certain Covered Participants, including the following Named Executive Officers, on May 1, 2013 in recognition of their past leadership contributions and ability to provide continued leadership to the Company in key roles: 10,000 shares granted to Mark R. Belgya, which shares vest at the end of the five-year period from the date of grant; 10,000 shares to Vincent C. Byrd, which shares vest at the end of the three-year period from the date of grant; 10,000 shares to Steven Oakland, which shares vest at the end of the five-year period from the date of grant; and 10,000 shares to Barry C. Dunaway, which shares vest at the end of the five-year period from the date of grant. Such restricted shares will not vest upon the attainment of age 60 and 10 or more years of service with the Company but will vest immediately upon (i) the death or permanent disability of the Named Executive Officer, (ii) a change of control of the Company, and (iii) in certain limited circumstances, a job or position elimination. Any of such restricted shares that have not yet vested are forfeited in the event that the Named Executive Officer voluntarily leaves employment with the Company.

(4)	Amounts disclosed in this column for the Restricted Stock Awards are computed in accordance with ASC Topic 718 based on the probable outcome of the performance conditions as of the grant date.

OUTSTANDING EQUITY AWARDS AT 2014 FISCAL YEAR END

	Option Awards					Stock Awards
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Richard K. Smucker	—	—	—	—	—	—	—	2,940,000	2,940,000
Mark R. Belgya	—	—	—	—	—	—	—	807,500	807,500
	—	—	—	—	—	42,575	4,116,151	—	—
Vincent C. Byrd	—	—	—	—	—	—	—	1,340,000	1,340,000
	—	—	—	—	—	65,944	6,375,466	—	—
Steven Oakland	—	—	—	—	—	—	—	894,200	894,200
	—	—	—	—	—	47,571	4,599,164	—	—
Barry C. Dunaway	—	—	—	—	—	—	—	807,500	807,500
	—	—	—	—	—	42,575	4,116,151	—	—

(1)	Restricted shares outstanding at year end have vested or will vest on the following dates:

Name	6/15/2014	1/26/2015	6/10/2015	5/1/2016	6/8/2016	6/7/2017	5/1/2018
Richard K. Smucker	—	—	—	—	—	—	—
Mark R. Belgya	9,985	—	7,095	—	7,075	8,420	10,000
Vincent C. Byrd	17,225	38,719	—	10,000	—	—	—
Steven Oakland	11,810	—	8,220	—	8,205	9,336	10,000
Barry C. Dunaway	9,985	—	7,095	—	7,075	8,420	10,000

Restricted shares generally vest at the end of the four-year period from the date of grant or, if earlier, upon the attainment of age 60 and 10 years of service with the Company (provided that, for grants made during or after June 2013, 50% of such restricted shares will be available for settlement of taxes due and the remainder will be subject to a four-year retention period). Richard K. Smucker has 31,073 shares that are vested but remain restricted until June 10, 2017 (16,302 shares) and June 9, 2018 (14,771 shares).

(2)	The Compensation Committee also approved special one-time grants of restricted shares to certain Covered Participants, including the following Named Executive Officers, on May 1, 2013 in recognition of their past leadership contributions and ability to provide continued leadership to the Company in key roles: 10,000 shares granted to Mark R. Belgya, which shares vest at the end of the five-year period from the date of grant; 10,000 shares to Vincent C. Byrd, which shares vest at the end of the three-year period from the date of grant; 10,000 shares to Steven Oakland, which shares vest at the end of the five-year period from the date of grant; and 10,000 shares to Barry C. Dunaway, which shares vest at the end of the five-year period from the date of grant. Such restricted shares will not vest upon the attainment of age 60 and 10 or more years of service with the Company but will vest immediately upon (i) the death or permanent disability of the Named Executive Officer, (ii) a change of control of the Company, and (iii) in certain limited circumstances, a job or position elimination. Any of such restricted shares that have not yet vested are forfeited in the event that the Named Executive Officer voluntarily leaves employment with the Company.

(3)	The market value of restricted shares was computed using $96.68, the closing share price of our common shares on April 30, 2014, the last business day of the fiscal year.

(4)	The Named Executive Officer must be employed by us at the time the Compensation Committee determines the number of restricted shares earned in order to be eligible to receive the earned equity awards.

(5)	This number reflects the performance units outstanding at year end. Each performance unit has a value of $1.00. The actual dollars earned, based upon achievement of fiscal year 2014 performance goals, were converted to restricted shares in June 2014. The restricted shares issued to Richard K. Smucker (with a value of $2,866,500), vested immediately due to his age and years of service with the Company, with 50% of such restricted shares available for settlement of taxes due and the remainder subject to the four-year retention period. The restricted shares are expected to vest on June 6, 2018 for Mark R. Belgya, Steven Oakland, and Barry C. Dunaway. The restricted shares are expected to vest on January 26, 2015 for Vincent C. Byrd due to his age and years of service with the Company (subject to the four-year retention period for 50% of such shares). The number of the restricted shares was computed using the average closing share price for the final five trading days of fiscal year 2014 and the first five trading days of fiscal year 2015 and rounded up to the nearest share. In accordance with published SEC guidance, because we exceeded the threshold goals for fiscal year 2014, the amounts reported in column (i) represent the target number of performance units that could have been earned for fiscal year 2014.

2014 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
(a)	(b)	(c)	(d)	(e)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Richard K. Smucker	—	—	32,604(2)	3,278,006
Mark R. Belgya	—	—	9,845	1,007,931
Vincent C. Byrd	—	—	20,505	2,099,302
Steven Oakland	—	—	13,670	1,399,535
Barry C. Dunaway	—	—	10,935	1,119,525

(1)	The market price used in determining the value realized was calculated using the average of the high and low share prices on the NYSE on the date of vesting.

(2)	This number represents 32,604 restricted shares which vested immediately upon date of grant in June 2013 due to the participant being 60 years of age and having 10 years of service with the Company, however, 16,302 shares ($1,639,003) remain subject to a 4 year hold. These restrictions will be released on June 10, 2017.

PENSION BENEFITS

We maintain two defined benefit plans that cover the Named Executive Officers. One is the Qualified Pension Plan, which provides funded, tax-qualified benefits (up to the limits on compensation and benefits under the Code) to some of our salaried employees as discussed in the “Qualified Pension Plan” summary on page 46. The second is the SERP, which provides unfunded, non-qualified benefits to certain executive officers. All of the Named Executive Officers included in the 2014 Pension Benefits Table participate in both of these plans.

Qualified Pension Plan

The benefit provided under the Qualified Pension Plan is defined as an annuity beginning at normal retirement age, which is 65. It can be paid out in the form of an annuity or lump sum. The Qualified Pension Plan benefit expressed as an annual single life annuity at normal retirement age is 1% times final average earnings times years of service. Final average earnings are equal to average base salary over the five consecutive years of employment which produces the highest average.

In addition, Named Executive Officers who, prior to 1991, participated in the old employee contributory portion of the Qualified Pension Plan may also have a frozen contributory benefit based on their participant contributions made prior to April 30, 1991. Those frozen benefits, included as part of the total Qualified Pension Plan benefit, are as follows: $48,100 for Richard K. Smucker; $1,400 for Mark R. Belgya; $7,900 for Vincent C. Byrd; $4,000 for Steven Oakland; and $0 for Barry C. Dunaway.

Early retirements under the Qualified Pension Plan are subject to the following rules:

•	if the participant terminates employment prior to normal retirement age without completing five years of service, no benefit is payable from the Qualified Pension Plan;

•

if the participant terminates employment after completing five years of service but prior to attaining age 65, the Qualified Pension Plan benefit is calculated based on final average earnings and service at the time the Named Executive Officer leaves employment;

•	terminating participants have the option of receiving a lump sum payment or an immediate annuity at the time of termination;

•

terminating participants who do not receive a lump sum payment or an immediate annuity at the time of termination from the Qualified Pension Plan can begin receiving annuity payments upon reaching age 55 and with 10 years of service rather than the five years required for vesting;

•	early payments are reduced actuarially for benefits that commence before age 65;

•	if the participant has more than 10 years of service and has reached age 55 at the time of retirement, early payments are reduced 4% per year that the benefits start before age 65; and

•	if the participant has more than 30 years of service at the time he terminates employment, early payments are reduced 4% per year from age 62.

As of April 30, 2014, each of Richard K. Smucker, Vincent C. Byrd, and Steven Oakland had already completed 30 years of service with the Company.

SERP

The benefit provided under the SERP is defined as an annuity beginning at normal retirement age. It can be paid out in the form of an annuity or lump sum. The SERP benefit expressed as an annual single life annuity is equal to (A) 2.5% times final average earnings, times years of service up to 20 years, plus (B) 1.0% times final average earnings, times years of service from 20 to 25 years, minus (C) the basic benefit provided under the Qualified Pension Plan, minus (D) the Company paid portion of the contributory benefit in the Qualified Pension Plan that was frozen April 30, 1991, and minus (E) an estimate of the Social Security benefit that would be payable at the later of age 62 or actual retirement. Final average earnings are equal to average compensation (base salary, holiday bonus, and Cash Incentive Award) over the five consecutive years of employment that produces the highest average.

Early retirements under the SERP are subject to the following rules:

•	if the participant terminates employment before normal retirement age without completing 10 years of service, no SERP benefit is payable;

•

if the participant terminates employment after completing 10 years of service but before age 65, the gross SERP benefit ((A) plus (B) in the prior paragraph) is calculated based on final average earnings and service at the time the participant leaves employment. As of April 30, 2014, Mark R. Belgya, Vincent C. Byrd, Steven Oakland, and Barry C. Dunaway are eligible for such early retirement benefit; and

•

the gross SERP benefit will be reduced by 4% per year that the benefit commences prior to age 62 and then offset by the Qualified Pension Plan benefit, frozen contributory benefit, and estimate of Social Security benefit.

On April 21, 2011, we amended the SERP to provide that, to the extent payment of any benefit under the SERP is delayed beyond the latter of the participant reaching age 55 or the participant’s separation from service, such benefit will be adjusted (i) with interest, if payable as a lump sum, and (ii) actuarially, if payable as an annuity, all as determined in accordance with the SERP. This change takes into account the fact that Section 409A of the Code imposes a delay on benefit commencement in certain cases.

Determination of Value

The amounts shown in the 2014 Pension Benefits Table are based on the value at age 62 or the current age if older, which is the earliest age at which an unreduced retirement benefit is payable under both plans. Other key assumptions used to determine the amounts are as follows:

•

an interest rate of 4.6%, the Financial Accounting Standards Board Accounting Standards Codification Topic 715 (“ASC Topic 715”) discount rate as of April 30, 2014. The ASC Topic 715 discount rate as of April 30, 2013 was 4.1% and April 30, 2012 was 4.7%;

•

the mortality assumption prescribed by the Internal Revenue Service (“IRS”) to be used in the funding valuation for each given year was used to estimate the value of annuity benefits payable. For all years, the unisex mortality table specified in Revenue Ruling 2001-62 was used to determine lump sums for the SERP. For 2013, the unisex RP-2000 table designated by the IRS for determining lump sums under the Pension Protection Act of 2006 was used for the Qualified Plan; and

•

for the Qualified Plan, 50% of those over age 55 are assumed to elect an annuity; all others are assumed to elect a lump sum for the years 2014 and 2013. Prior to 2013, all benefits under the Qualified Pension Plan are assumed to be paid as annuities. The value of benefits under the SERP have been determined assuming 50% of the benefit is received as an annuity and the remaining 50% is received as a lump sum.

The years of credited service for all of the Named Executive Officers are based only on their years of service while an employee of the Company. No additional years of credited service have been granted to the Named Executive Officers, as we generally do not grant additional years of credited service.

The 2014 Pension Benefits Table below shows the Named Executive Officers’ number of years of credited service, present value of accumulated benefit, and payments during the last fiscal year under each of the plans.

2014 Pension Benefits

(a)	(b)	(c)	(d)	(e)
Name	Plan Name	Years of Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Richard K. Smucker	Qualified Pension Plan	41.6	1,823,294	—
	SERP	41.6	12,225,033

	Total		14,048,327
Mark R. Belgya	Qualified Pension Plan	29.1	678,536	—
	SERP	29.1	2,928,619

	Total		3,607,155
Vincent C. Byrd	Qualified Pension Plan	37.3	1,185,675	—
	SERP	37.3	5,967,634

	Total		7,153,309
Steven Oakland	Qualified Pension Plan	31.6	740,063	—
	SERP	31.6	3,206,456

	Total		3,946,519
Barry C. Dunaway	Qualified Pension Plan	27.2	566,506	—
	SERP	27.2	2,732,766

	Total		3,299,272

2014 NONQUALIFIED DEFERRED COMPENSATION

(a)	(b)	(c)	(d)	(e)	(f)
Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings (Loss) in Last Fiscal Year ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(3)
Richard K. Smucker	—	—	$460,560	—	$3,882,998
Mark R. Belgya	—	—	—	—	—
Vincent C. Byrd	—	—	—	—	—
Steven Oakland	—	—	—	—	—
Barry C. Dunaway	—	—	—	—	—

(1)	There were no deferrals related to fiscal year 2014. Compensation related to any deferrals would have been included in compensation in the “Summary Compensation Table.”

(2)	No portion of the amounts shown in column (d) are reported in the “Summary Compensation Table” as no earnings are considered to be above market.

(3)	Column (f) includes amounts reported as compensation in the “Summary Compensation Table” in previous fiscal years. These amounts are as follows: Richard K. Smucker, $2,457,805. This balance includes earnings on prior contributions.

Executive officers may elect to defer up to 50% of salary and up to 100% of the Cash Incentive Award in the Deferred Compensation Plan. The amounts deferred are credited to notional accounts selected by the executive officer that mirror the investment alternatives available in the 401(k) Plan.

The Deferred Compensation Plan is a non-qualified deferred compensation plan and, as such, is subject to the rules of Section 409A of the Code, which restrict the timing of distributions. At the time a deferral election is made, participants elect to receive payout of the deferred amounts upon termination of employment in the form of a lump sum or in equal annual installments ranging from 2 to 10 years.

POTENTIAL PAYMENTS TO EXECUTIVE OFFICERS UPON TERMINATION

Consulting Agreements with Timothy P. Smucker and Richard K. Smucker

In April 2011, the Company and each of the Chairman of the Board and the Chief Executive Officer entered into amendments terminating substantially all of the provisions of their Consulting Agreements. The amendments are identical in all material respects and provide that each of the Chairman of the Board’s and the Chief Executive Officer’s right to receive his monthly retirement benefit or death benefit under the SERP as of the third anniversary of his disability, death, or separation from service (without application of early retirement reduction factors) will remain in full force as provided in the Consulting Agreements.

Broad-Based Severance Plan

All of our salaried employees are eligible for benefits under a broad-based severance plan. If an employee is terminated without cause, he or she will be eligible for a severance benefit of up to one year of base salary based on certain age and service requirements.

Long-Term Disability

In the event of a qualified long-term disability, participants continue to earn Qualified Pension Plan benefit service up to the earlier of age 65 or the end of the disability period. Also, 60% of base salary is continued, up to $20,000 per month, until the earlier of age 65 or the end of the disability period.

Termination Payments

The Severance values in the following tables represent potential payments to the Named Executive Officers based on certain possible termination events. These payments are based on the broad-based severance plan that covers substantially all of our salaried employees.

The Cash Incentive Award values in the following tables represent potential payments to each Named Executive Officer who is eligible to receive an award under the short-term incentive compensation program based on our actual performance if he is actively employed on the last day of the fiscal year.

The Value of Restricted Shares in the following tables reflect the immediate vesting of outstanding equity awards based on the type of termination that has occurred or in the event of a change in control. We do not have severance agreements or change in control agreements with any employee. If we have a change in control, all outstanding equity awards (other than performance units for Covered Participants described above) will immediately vest based on the terms of the existing equity plans. No restricted shares are awarded if an employee is not actively employed with us on the date of the grant. The Restricted Stock Award for fiscal year 2014 that would have been forfeited based on the assumed April 30, 2014 termination date is not reflected in the termination scenario tables.

The Retiree Healthcare Benefit values in the following tables are shown only for those Named Executive Officers who are eligible for retirement as of the end of the fiscal year. These values represent the balance as of April 30, 2014 of the employee’s Healthcare Retirement Account. The Named Executive Officer may use this balance in retirement to cover healthcare costs and premiums.

Termination Analysis Tables

The following tables illustrate the estimated potential payment obligations under various termination events. The tables assume termination of employment occurs on the last day of the fiscal year. A closing stock price of $96.68, as of the last business day of the fiscal year, is assumed for all equity values.

Termination Analysis for Richard K. Smucker

	Termination Scenario for Fiscal Year Ending April 30, 2014
Compensation Components	Voluntary ($)(1)	Death ($)	Involuntary for Cause ($)	Involuntary w/o Cause ($)
Severance(2)	—	—	—	980,000
Cash Incentive Award	902,500	902,500	902,500	902,500
Value of Restricted Shares	—	—	—	—
Retirement Benefits(3)	14,048,327	7,129,462	14,048,327	14,048,327
Retiree Healthcare Benefits(4)	51,002	—	51,002	51,002

Total Benefits to Employee	15,001,829	8,031,962	15,001,829	15,981,829

(1)	The Named Executive Officer is currently eligible for retirement. This amount assumes the Named Executive Officer voluntarily terminates or retires.

(2)	This amount equals up to a maximum of 52 weeks of pay based on the provisions of the severance plan.

(3)	Retirement Benefits represent the total value of such benefits assuming the termination event occurs on April 30, 2014. Such amounts may differ from the comparable value shown on the “Pension Benefits Table” since these benefits are assumed to be payable immediately and the “Pension Benefits Table” assumes payments are deferred to the earliest unreduced retirement age. Death benefits assume that the surviving spouse receives half of the 50% joint and survivor benefit. There is a three-year waiting period before SERP payments begin.

(4)	This amount includes the current balance of the Named Executive Officer’s employer provided Healthcare Retirement Account.

Termination Analysis for Mark R. Belgya

	Termination Scenario for Fiscal Year Ending April 30, 2014
Compensation Components	Voluntary ($)(1)	Death ($)	Involuntary for Cause ($)	Involuntary w/o Cause ($)
Severance(2)	—	—	—	475,000
Cash Incentive Award	327,800	327,800	327,800	327,800
Value of Restricted Shares(3)	—	4,116,151	—	4,116,151
Retirement Benefits(4)	4,119,300	2,099,395	4,119,300	4,119,300
Retiree Healthcare Benefits	—	—	—	—

Total Benefits to Employee	4,447,100	6,543,346	4,447,100	9,038,251

(1)	The Named Executive Officer is not currently eligible for retirement.

(2)	This amount equals up to a maximum of 52 weeks of pay based on the provisions of the severance plan.

(3)	In the event of a change in control, death, or permanent disability, all unvested equity awards would automatically vest. In the event of an involuntary termination without cause, the Compensation Committee has the discretion to vest all outstanding unvested restricted shares. The amount under the column “Involuntary w/o Cause” assumes that all unvested restricted shares become vested.

(4)	Retirement Benefits represent the total value of such benefits assuming the termination event occurs on April 30, 2014. Such amounts may differ from the comparable value shown on the “Pension Benefits Table.” Death benefits assume that the surviving spouse receives half of the 50% joint and survivor benefit.

Termination Analysis for Vincent C. Byrd

	Termination Scenario for Fiscal Year Ending April 30, 2014
Compensation Components	Voluntary ($)(1)	Death ($)	Involuntary for Cause ($)	Involuntary w/o Cause ($)
Severance(2)	—	—	—	670,000
Cash Incentive Award	524,900	524,900	524,900	524,900
Value of Restricted Shares(3)	—	6,375,466	—	6,375,466
Retirement Benefits(4)	7,617,093	3,882,742	7,617,093	7,617,093
Retiree Healthcare Benefits	44,197	—	44,197	44,197

Total Benefits to Employee	8,186,190	10,783,108	8,186,190	15,231,656

(1)	The Named Executive Officer is currently eligible for retirement. This amount assumes the Named Executive Officer voluntarily terminates or retires.

(2)	This amount equals up to a maximum of 52 weeks of pay based on the provisions of the severance plan.

(3)	In the event of a change in control, death, or permanent disability, all unvested equity awards would automatically vest. In the event of an involuntary termination without cause, the Compensation Committee has the discretion to vest all outstanding unvested restricted shares. The amount under the column “Involuntary w/o Cause” assumes that all unvested restricted shares become vested.

(4)	Retirement Benefits represent the total value of such benefits assuming the termination event occurs on April 30, 2014. Such amounts may differ from the comparable value shown on the “Pension Benefits Table” since these benefits are assumed to be payable immediately and the “Pension Benefits Table” assumes payments are deferred to the earliest unreduced retirement age. Death benefits assume that the surviving spouse receives half of the 50% joint and survivor benefit.

(5)	This amount includes the current balance of the Named Executive Officer’s employer provided Healthcare Retirement Account.

Termination Analysis for Steven Oakland

	Termination Scenario for Fiscal Year Ending April 30, 2014
Compensation Components	Voluntary ($)(1)	Death ($)	Involuntary for Cause ($)	Involuntary w/o Cause ($)
Severance(2)	—	—	—	526,000
Cash Incentive Award	248,700	248,700	248,700	248,700
Value of Restricted Shares(3)	—	4,599,164	—	4,599,164
Retirement Benefits(4)	4,509,569	2,298,824	4,509,569	4,509,569
Retiree Healthcare Benefits	—	—	—	—

Total Benefits to Employee	4,758,269	7,146,688	4,758,269	9,883,433

(1)	The Named Executive Officer is not currently eligible for retirement.

(2)	This amount equals up to a maximum of 52 weeks of pay based on the provisions of the severance plan.

(3)	In the event of a change in control, death, or permanent disability, all unvested equity awards would automatically vest. In the event of an involuntary termination without cause, the Compensation Committee has the discretion to vest all outstanding unvested restricted shares. The amount under the column “Involuntary w/o Cause” assumes that all unvested restricted shares become vested.

(4)	Retirement Benefits represent the total value of such benefits assuming the termination event occurs on April 30, 2014. Such amounts may differ from the comparable value shown on the “Pension Benefits Table.” Death benefits assume that the surviving spouse receives half of the 50% joint and survivor benefit.

Termination Analysis for Barry C. Dunaway

	Termination Scenario for Fiscal Year Ending April 30, 2014
Compensation Components	Voluntary ($)(1)	Death ($)	Involuntary for Cause ($)	Involuntary w/o Cause ($)
Severance(2)	—	—	—	475,000
Cash Incentive Award	327,800	327,800	327,800	327,800
Value of Restricted Shares(3)	—	4,116,151	—	4,116,151
Retirement Benefits(4)	3,767,539	1,921,409	3,767,539	3,767,539
Retiree Healthcare Benefits	—	—	—	—

Total Benefits to Employee	4,095,339	6,365,360	4,095,339	8,686,490

(1)	The Named Executive Officer is not currently eligible for retirement.

(2)	This amount equals up to a maximum of 52 weeks of pay based on the provisions of the severance plan.

(3)	In the event of a change in control, death, or permanent disability, all unvested equity awards would automatically vest. In the event of an involuntary termination without cause, the Compensation Committee has the discretion to vest all outstanding unvested restricted shares. The amount under the column “Involuntary w/o Cause” assumes that all unvested restricted shares become vested.

(4)	Retirement Benefits represent the total value of such benefits assuming the termination event occurs on April 30, 2014. Such amounts may differ from the comparable value shown on the “Pension Benefits Table.” Death benefits assume that the surviving spouse receives half of the 50% joint and survivor benefit.

TOTAL SHAREHOLDER RETURN GRAPH

In the “Compensation Discussion and Analysis” portion of this proxy statement describing the short-term incentive compensation program, we noted that, from 2005 through 2014, we achieved an annual compounded growth rate in non-GAAP earnings per share of approximately 9%.

Set forth in the table below is a graph comparing the cumulative total shareholder return for the five years ended April 30, 2014, for our common shares, the S&P 500 Index, and the S&P Packaged Foods and Meats Index. These figures assume all dividends are reinvested when received and are based on $100 invested in our common shares and the referenced index funds on April 30, 2009.

Comparison of 5 Year Cumulative Total Shareholder Return*

Among The J. M. Smucker Company, The S&P 500 Index, and

The S&P Packaged Foods & Meats Index

	4/09	4/10	4/11	4/12	4/13	4/14
The J. M. Smucker Company	$100.00	$159.36	$201.25	$218.82	$290.81	$278.32
S&P 500	100.00	138.84	162.75	170.49	199.29	240.02
S&P Packaged Foods & Meats	100.00	140.00	162.77	184.04	235.63	259.29

*	$100 invested on April 30, 2009, in stock or index, including reinvestment of dividends. Fiscal year ending April 30.

Copyright © 2014 Standard & Poor’s, a division of The McGraw-Hill Companies Inc. All rights reserved.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the year ended April 30, 2014.

EXECUTIVE COMPENSATION COMMITTEE

Elizabeth Valk Long, Chair

Kathryn W. Dindo

Paul J. Dolan

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Each of the following non-employee Directors served as a member of the Compensation Committee during fiscal year 2014: Kathryn W. Dindo, Paul J. Dolan, and Elizabeth Valk Long. During fiscal year 2014, no Company executive officer or Director was a member of the board of directors of any other company where the relationship would be construed to constitute a committee interlock within the meaning of the rules of the SEC.

Paul J. Dolan, a member of the Compensation Committee, is chairman and chief executive officer of the Cleveland Indians, the Major League Baseball team operating in Cleveland, Ohio. Mr. Dolan’s family also owns the Cleveland Indians organization. We incurred approximately $330,000 in advertising and promotional activities expenses related to our sponsorship with the Cleveland Indians organization, along with purchases of season tickets and a partial season for a luxury box, in fiscal year 2014.

PROPOSAL TO APPROVE AND ADOPT AN AMENDMENT TO

OUR AMENDED REGULATIONS TO SET FORTH A GENERAL VOTING STANDARD

FOR ACTION BY SHAREHOLDERS

(Proposal 4 on the proxy card)

The Board unanimously recommends that our shareholders approve and adopt an amendment to the Regulations that would set forth a general voting standard for action by shareholders. If the proposed amendment is adopted, Article I, Section 6 of the Regulations will be amended to include a voting standard for all matters on which shareholders are entitled to vote, except as may be otherwise provided by law, by applicable stock exchange regulations, by the Articles, or by the Regulations. The text of the proposed amendment is set forth in Appendix A to this proxy statement.

If the proposed amendment is approved by shareholders, all matters to which the general voting standard applies will be decided by simply counting those shares voted “for” such matters against those shares voted “against” such matters, without regard to abstentions, broker non-votes or shares not in attendance and not voted at the meeting at which such vote occurs.

The decision of the Board to place this proposal before our shareholders is based on the recommendation of the Nominating Committee, which consists entirely of independent directors. The Nominating Committee reviewed this matter in response to interest expressed by shareholders represented by Investor Voice, SPC.

Currently, unless otherwise provided by law, by applicable stock exchange regulations, by the Articles, or by the Regulations, management proposals and shareholder proposals must be approved by a majority of the total voting power of the Company. As such, abstentions, broker non-votes, and shares not in attendance and not voted at the meeting at which any such vote occurs have had the same effect as votes against management proposals and shareholder proposals alike.

Under the proposed amendment, except as otherwise provided by law, by applicable stock exchange regulations, by the Articles, or by the Regulations, all matters on which shareholders are entitled to vote will be decided by a majority of votes cast on each such matter, without regard to abstentions. By definition, broker non-votes and shares not in attendance and not voted are not considered votes cast.

Pursuant to Article VIII of the Regulations, the affirmative vote of the holders of common shares entitling them to exercise a majority of the total voting power of the Company, giving effect to the ten-votes-per-share provisions of the Articles, is necessary to approve this amendment to the Regulations and, therefore, abstentions, broker non-votes, and shares not in attendance and not voted at the annual meeting will have the same effect as votes against this proposal. Unless otherwise directed, common shares represented by proxy will be voted “FOR” the approval of this proposal.

The Board unanimously recommends that our shareholders vote FOR adoption of this amendment to the Regulations to set forth a general voting standard for action by shareholders.

RELATED PARTY TRANSACTIONS

The Board has long recognized that transactions with Related Persons (as defined below) present a potential for conflict of interest (or the perception of a conflict) and, together with our senior management, the Board has enforced the conflict of interest provisions set forth in our Policy on Ethics and Conduct. All employees and members of the Board sign and agree to be bound by our Policy on Ethics and Conduct. Ethics has been, and will continue to be, one of our Basic Beliefs.

In order to formalize the process by which we review any transaction with a Related Person, the Board has adopted a written policy addressing our procedures with respect to the review, approval, and ratification of “related person transactions” that are required to be disclosed pursuant to Item 404(a) of Regulation S-K. Under the policy, our General Counsel initially determines if a transaction or relationship constitutes a transaction that requires compliance with the policy. The policy provides that any transaction, arrangement, or relationship, or series of similar transactions, with any Director, executive officer, 5% beneficial owner, or any of their immediate family members, or any entity which is owned or controlled by such persons, or in which such persons have a substantial ownership interest or control of such entity (collectively, “Related Persons”) in which we have or will have a direct or indirect material interest and which exceeds $120,000 in the aggregate will be subject to review, approval, or ratification by the Nominating Committee. In its review of related person transactions, the Nominating Committee will review the material facts and circumstances of the transaction.

Timothy P. Smucker, Chairman of the Board for the Company, is the brother of our Chief Executive Officer, Richard K. Smucker, the father of our President, U.S. Retail Coffee, Mark T. Smucker, and the uncle of our President, U.S. Retail Consumer Foods, Paul Smucker Wagstaff, and our Senior Manager, Smucker Innovation Center, Kimberly Wagstaff Tober. He earned approximately $2,482,000 in compensation in fiscal year 2014 (including salary, Cash Incentive Award earned in fiscal year 2014 and paid subsequent to year end, financial and tax planning services, and other W-2 reportable items). He was also granted 6,582 restricted shares in June 2014 based on our performance for the fiscal year ended April 30, 2014. Timothy P. Smucker was at least age 60 with 10 years of service at fiscal year end and, therefore, his restricted shares vested immediately upon grant, with 50% of such shares available for settlement of taxes due and the remainder subject to the four-year retention period. The restricted shares were granted pursuant to the 2010 Plan.

Mark T. Smucker, President, U.S. Retail Coffee for the Company, is the son of our Chairman of the Board, Timothy P. Smucker, and the nephew of our Chief Executive Officer, Richard K. Smucker. He earned approximately $2,422,000 in compensation in fiscal year 2014 (including salary, Cash Incentive Award earned in fiscal year 2014 and paid subsequent to year end, financial and tax planning services, and other W-2 reportable items). He was also granted 8,115 restricted shares in June 2014 based on our performance for the fiscal year ended April 30, 2014. The restricted shares were granted pursuant to the 2010 Plan.

Paul Smucker Wagstaff, President, U.S. Retail Consumer Foods for the Company, is the nephew of our Chairman of the Board, Timothy P. Smucker, and the Chief Executive Officer, Richard K. Smucker. He earned approximately $2,346,000 in compensation in fiscal year 2014 (including salary, Cash Incentive Award earned in fiscal year 2014 and paid subsequent to year end, financial and tax planning services, and other W-2 reportable items). He was also granted 8,115 restricted shares in June 2014 based on our performance for fiscal year ended April 30, 2014. The restricted shares were granted pursuant to the 2010 Plan.

Kimberly Wagstaff Tober, Senior Manager, Smucker Innovation Center for the Company, is the sister of Paul Smucker Wagstaff, our President, U.S. Retail Consumer Foods. She earned approximately $255,000 in compensation in fiscal year 2014 (including salary, Cash Incentive Award earned in fiscal year 2014 and paid subsequent to year end, and other W-2 reportable items). She was granted 275 restricted shares in June 2014 based on our performance for the fiscal year ended April 30, 2014. Ms. Tober’s compensation is commensurate with her peers. The restricted shares were granted pursuant to the 2010 Plan.

Kent Wadsworth, Manager, Corporate Internal Communications for the Company, is the brother-in-law of Paul Smucker Wagstaff, our President, U.S. Retail Consumer Foods. He earned approximately $248,000 in compensation in fiscal year 2014 (including salary, Cash Incentive Award earned in fiscal year 2014 and paid subsequent to year end, and other W-2 reportable items). He was granted 246 restricted shares in June 2014 based on our performance for the fiscal year ended April 30, 2014. Mr. Wadsworth’s compensation is commensurate with his peers. The restricted shares were granted pursuant to the 2010 Plan.

Paul J. Dolan, a member of the Board, is chairman and chief executive officer of the Cleveland Indians, the Major League Baseball team operating in Cleveland, Ohio. Mr. Dolan’s family also owns the Cleveland Indians organization. We incurred approximately $330,000 in advertising and promotional activities expenses related to our sponsorship with the Cleveland Indians organization, along with purchases of season tickets and a partial season for a luxury box, in fiscal year 2014.

Related party transactions regarding members of the Compensation Committee are also disclosed under the “Compensation Committee Interlocks and Insider Participation” section of this proxy statement.

OWNERSHIP OF COMMON SHARES

Beneficial Ownership of Company Common Shares

The following table sets forth, as of June 16, 2014 (unless otherwise noted), the beneficial ownership of our common shares by:

•	each person or group known to us to be the beneficial owner of more than 5% of our outstanding common shares;

•	each Director, each nominee for Director listed in this proxy statement, and each Named Executive Officer; and

•	all of our Directors and executive officers as a group.

Unless otherwise noted, the shareholders listed in the table below have sole voting and investment powers with respect to the common shares beneficially owned by them. The address of each Director, nominee for Director, and executive officer is One Strawberry Lane, Orrville, Ohio 44667. As of June 16, 2014, there were 101,733,034 common shares outstanding.

Name	Number of Common Shares Beneficially Owned (1)(2)(3)(4)(5)		Percent of Outstanding Common Shares
The Vanguard Group, Inc.	7,976,864	(6)	7.7%
BlackRock, Inc.	5,790,538	(7)	5.7%
Richard K. Smucker	2,466,066		2.4%
Timothy P. Smucker	1,896,755		1.9%
Mark R. Belgya	62,018		*
Vincent C. Byrd	111,139		*
R. Douglas Cowan	32,202		*
Kathryn W. Dindo	32,202		*
Paul J. Dolan	22,385		*
Barry C. Dunaway	59,886		*
Robert B. Heisler, Jr.	1,212		*
Nancy Lopez Knight	12,729		*
Elizabeth Valk Long	46,345		*
Steven Oakland	63,665		*
Gary A. Oatey	38,684		*
Sandra Pianalto	0		—
Alex Shumate	7,577		*
Mark T. Smucker	115,447		*
Paul Smucker Wagstaff	115,821		*
26 Directors and executive officers as a group

*	Less than 1%.

(1)	In accordance with SEC rules, each beneficial owner’s holdings have been calculated assuming full exercise of outstanding stock options covering common shares, if any, exercisable by such owner within 60 days after June 16, 2014. The common share numbers include such options as follows: Richard K. Smucker, 0; Mark R. Belgya, 0; Timothy P. Smucker, 0; Vincent C. Byrd, 0; Steven Oakland, 0; and all Directors and executive officers as a group, 2,000.

(2)	This number includes restricted shares as follows: Richard K. Smucker, 14,771; Mark R. Belgya, 50,690; Timothy P. Smucker, 3,291; Vincent C. Byrd, 79,409; Steven Oakland, 56,557; and all Directors and executive officers as a group, 447,788.

(3)	Beneficial ownership of the following common shares included in the table is disclaimed by Richard K. Smucker: 1,433,392 common shares held by trusts for the benefit of family members (including Timothy P. Smucker) of which Richard K. Smucker is a trustee with sole investment power or a co-trustee with shared investment power; 202,062 common shares owned by the Willard E. Smucker Foundation of which Richard K. Smucker is a trustee with shared investment power; and 182,274 common shares with respect to which Richard K. Smucker disclaims voting or investment power.

Beneficial ownership of the following common shares included in the table is disclaimed by Timothy P. Smucker: 477,798 common shares held by trusts for the benefit of family members of which Timothy P. Smucker is a trustee with sole investment power or a co-trustee with shared investment power; 202,062 common shares owned by the Willard E. Smucker Foundation of which Timothy P. Smucker is a trustee with shared investment power; and 175,721 common shares with respect to which Timothy P. Smucker disclaims voting or investment power.

Beneficial ownership of the following common shares included in the table is disclaimed by Mark T. Smucker: 10,419 common shares with respect to which Mark T. Smucker disclaims voting or investment power.

Beneficial ownership of the following common shares included in the table is disclaimed by Paul Smucker Wagstaff: 10,912 common shares with respect to which Paul Smucker Wagstaff disclaims voting or investment power.

The number of common shares beneficially owned by all Directors and executive officers as a group has been computed to eliminate duplication of beneficial ownership.

(4)	This number includes common shares held for the benefit of the individual named under the terms of the Amended and Restated Nonemployee Director Stock Plan (“Nonemployee Director Stock Plan”), the Nonemployee Director Deferred Compensation Plan, the 2006 Plan, and the 2010 Plan as follows: R. Douglas Cowan, 21,201; Kathryn W. Dindo, 30,736; Paul J. Dolan, 22,384; Robert B. Heisler, Jr., 1,113; Nancy Lopez Knight, 12,554; Elizabeth Valk Long, 45,401; Gary A. Oatey, 27,684; and Alex Shumate, 7,477. The common shares indicated are held in trust for the Directors named and are voted pursuant to their direction.

(5)	Because, under the Articles, shareholders may be entitled, on certain matters, to cast ten votes per share with regard to certain common shares and only one vote per share with regard to others, there may not be a correlation between the percent of outstanding common shares owned and the voting power represented by those common shares. The total voting power of all the common shares can be determined only at the time of a shareholder meeting due to the need to obtain certifications as to beneficial ownership of common shares not held as of record in the name of individuals. There is one proposal on this year’s ballot for which the ten-votes-per-share provisions apply.

(6)	According to a Schedule 13G/A of The Vanguard Group, Inc. (“Vanguard”), 100 Vanguard Blvd., Malvern, PA 19355, filed with the SEC on February 6, 2014, Vanguard is a U.S. company organized under the laws of the Commonwealth of Pennsylvania. The Schedule 13G/A indicated that, as of December 31, 2013, Vanguard had sole voting power as to 172,918 common shares, sole dispositive power as to 7,815,046 common shares, and shared dispositive power as to 161,818 common shares.

(7)	According to a Schedule 13G/A of BlackRock, Inc. (“BlackRock”), 40 East 52nd Street, New York, NY 10022, filed with the SEC on January 17, 2014, BlackRock is a U.S. company organized under the laws of the State of Delaware. The Schedule 13G/A indicated that, as of December 31, 2013, BlackRock had sole voting power as to 4,678,922 common shares and sole dispositive power as to 5,790,538 common shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Under the U.S. securities laws, our Directors, executive officers, and beneficial owners of more than 10% of our common shares are required to report their initial ownership of common shares and any subsequent changes in that ownership to the SEC and the NYSE. Due dates for the reports are specified by those laws, and we are required to disclose in this proxy statement any failure in the past year to file by the required dates. Based solely on written representations of our Directors and executive officers and on copies of the reports that they have filed with the SEC, it is our belief that all of our Directors and executive officers complied with all Section 16(a) filing requirements applicable to them with respect to transactions in our equity securities during fiscal year 2014.

EQUITY COMPENSATION PLAN INFORMATION

The table below sets forth certain information with respect to the following equity compensation plans of the Company as of April 30, 2014: the 1987 Stock Option Plan, The J. M. Smucker Company 1998 Equity and Performance Incentive Plan (the “1998 Plan”), the 2006 Plan, the 2010 Plan, the Nonemployee Director Stock Plan, the Nonemployee Director Stock Option Plan, and the Nonemployee Director Deferred Compensation Plan. All of these equity compensation plans have been approved by our shareholders, with the exception of the Nonemployee Director Deferred Compensation Plan, which was initially adopted by the Board on January 1, 2007 and amended and restated on January 1, 2014.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (1)(2)(3) (c)
Equity compensation plans approved by security holders(4)(5)	394,192	$44.50	6,819,328
Equity compensation plans not approved by security holders(6)	32,725	0	—
Total	426,917	$44.50	6,819,328

(1)	As of April 30, 2014, there were 6,819,328 common shares remaining available for grant as awards other than options. The weighted-average exercise price of outstanding options, warrants, and rights in column (b) does not take restricted shares, restricted stock units, or other non-option awards into account.

(2)	Upon approval of the 2010 Plan by shareholders, no further awards could be made under the 1987 Stock Option Plan, the 1998 Plan, the Nonemployee Director Stock Plan, the Nonemployee Director Stock Option Plan, and the 2006 Plan, except that the provisions relating to the deferral of Director retainers and fees under the Nonemployee Director Stock Plan continued to apply to services rendered through December 31, 2006.

(3)	There is no established pool of authorized common shares under the Nonemployee Director Deferred Compensation Plan.

(4)	This amount includes 259,505 deferred stock units and restricted stock units outstanding under the Nonemployee Director Stock Plan, the 2006 Plan, and the 2010 Plan. The weighted-average exercise price of outstanding options, warrants, and rights in column (b) does not take these deferred stock units and restricted stock units into account.

(5)

In June 2013, we granted several executive officers performance units with a one-year performance period, payable in restricted shares in June 2014. The actual number of performance units earned was not known as of April 30, 2014. Subsequent to April 30, 2014, the performance units earned were converted into 101,020 restricted shares. The actual number of restricted shares earned was included in column (a) for purposes of including the performance units outstanding at April 30, 2014. The weighted-average exercise price of outstanding options, warrants, and rights in column (b) does not take these performance units into account.

In addition, on May 1, 2013, the Compensation Committee approved special one-time grants of restricted shares to the following Named Executive Officers: 10,000 shares granted to Mark R. Belgya, which shares vest at the end of the five-year period from the date of grant; 10,000 shares to Vincent C. Byrd, which shares vest at the end of the three-year period from the date of grant; 10,000 shares to Steven Oakland, which shares vest at the end of the five-year period from the date of grant; and 10,000 shares to Barry C. Dunaway, which shares vest at the end of the five-year period from the date of grant.

(6)	This row includes 32,725 outstanding deferred stock units related to retainer and meeting fees voluntarily deferred by non-employee Directors under the Nonemployee Director Deferred Compensation Plan. The Nonemployee Director Deferred Compensation Plan provides each of our non-employee Directors with an opportunity to defer receipt of any portion of the cash compensation he or she receives for his or her service as a Director. The weighted-average exercise price of outstanding options, warrants, and rights in column (b) does not take these deferred stock units into account.

ANNUAL REPORT

Our annual report for the fiscal year ended April 30, 2014 was mailed to each shareholder on or about July 2, 2014.

2015 SHAREHOLDER PROPOSALS

Any shareholder who intends to present a proposal at the Company’s 2015 annual meeting and who wishes to have the proposal included in our proxy statement and form of proxy for that annual meeting must deliver the proposal to our Corporate Secretary so that it is received no later than March 4, 2015. In addition, according to the Regulations, if a shareholder intends to present a proposal (including with respect to Director nominations) at our 2015 annual meeting without the inclusion of that proposal in our proxy materials, the shareholder must deliver the proposal to our Corporate Secretary so that it is received no later than May 15, 2015, which is 90 calendar days before the first anniversary of the date of the preceding year’s annual meeting, and no earlier than April 15, 2015, which is 120 days before the first anniversary of the date of the preceding year’s annual meeting. After May 15, 2015, the notice would be considered untimely. If, however, the date of our 2015 annual meeting of shareholders is more than 30 days before or more than 60 days after the first anniversary of the date of the preceding year’s annual meeting, then the deadline for shareholders to notify us will be no earlier than the close of business on the 120th day prior to the date of such annual meeting and no later than the close of business on the later of the 90th day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made by us.

OTHER MATTERS

We do not know of any matters to be brought before the meeting except as indicated in this notice. However, if any other matters properly come before the meeting for action, it is intended that the person authorized under solicited proxies may vote or act thereon in accordance with his or her own judgment.

“HOUSEHOLDING” OF PROXY MATERIALS

In accordance with the notices we have sent to registered shareholders, we are sending only one copy of our annual report and proxy statement to shareholders who share the same last name and mailing address, unless they have notified us that they want to continue receiving multiple copies. Each shareholder will continue to receive a separate proxy card or Notice of Internet Availability of Proxy Materials. We understand that the brokerage community has mailed similar notices to holders of common shares who hold their common shares in street name. This practice, known as “householding,” is permitted by the SEC and is designed to reduce duplicate mailings and save printing and postage costs, as well as conserve natural resources.

Shareholders who currently receive multiple copies of the annual report and proxy statement at their address and would like to request “householding” of their communications should contact their broker if they are a street name shareholder or, if they are a registered shareholder, should contact Computershare by calling 1-800-456-1169, or inform them in writing at Computershare Investor Services, P.O. Box 30170, College Station, Texas 77842-3170. Shareholders who are “householding” their communications, but who wish to begin to receive separate copies of the annual report and proxy statement in the future, may also notify their broker or Computershare. We will promptly deliver a separate copy of the annual report and proxy statement at a shared address to which a single copy was delivered upon written or oral request to Shareholder Services, The J. M.  Smucker Company, One Strawberry Lane, Orrville, Ohio 44667, 330-684-3838.

ELECTRONIC DELIVERY OF COMPANY SHAREHOLDER COMMUNICATIONS

If you are a registered shareholder, we encourage you to conserve natural resources, as well as reduce printing and mailing costs, by signing up to receive your shareholder communications from us electronically. Through participation in the eTree program sponsored by Computershare, we will have a tree planted on your behalf if you elect to receive your shareholder materials and documents electronically. The tree will be planted by American Forests, a leading conservation organization, to support revegetation and reforestation efforts in the United States. You will receive your shareholder information faster and will be able to access your documents, reports, and information on-line at the Investor Centre on Computershare’s website. Access www.eTree.com/smucker to enroll in electronic communications. With your consent, we will stop mailing paper copies of these documents and will notify you by e-mail when the documents are available to you, where to find them, and how to quickly submit your vote on-line. Your election to receive shareholder communications electronically will be effective until you cancel it.

Please note that, although there is no charge for accessing our annual meeting materials on-line, you may incur costs from service providers such as your Internet access provider and your telephone company. If you have any questions or need assistance, please call 1-866-602-0762.

VOTING RIGHTS OF COMMON SHARES

Under Article Fourth of the Articles, the holder of each outstanding common share is entitled to one vote on each matter submitted to a vote of our shareholders, except for the following specific matters:

•	any matter that relates to or would result in the dissolution or liquidation of the Company;

•

the adoption of any amendment to the Articles or the Regulations, or the adoption of amended Articles, other than the adoption of any amendment or amended Articles that increases the number of votes to which holders of our common shares are entitled or expands the matters to which time phased voting applies;

•	any proposal or other action to be taken by our shareholders relating to the Rights Agreement, dated as of May 20, 2009, between us and Computershare Trust Company, N.A. or any successor plan;

•	any matter relating to any stock option plan, stock purchase plan, executive compensation plan, executive benefit plan, or other similar plan, arrangement, or agreement;

•

the adoption of any agreement or plan of or for the merger, consolidation, or majority share acquisition of us or any of our subsidiaries with or into any other person, whether domestic or foreign, corporate or noncorporate, or the authorization of the lease, sale, exchange, transfer, or other disposition of all, or substantially all, of our assets;

•

any matter submitted to our shareholders pursuant to Article Fifth (which relates to procedures applicable to certain business combinations) or Article Seventh (which relates to procedures applicable to certain proposed acquisitions of specified percentages of our outstanding common shares) of the Articles, as they may be further amended, or any issuance of our common shares for which shareholder approval is required by applicable stock exchange rules; and

•

any matter relating to the issuance of our common shares or the repurchase of our common shares that the Board determines is required or appropriate to be submitted to our shareholders under the Ohio Revised Code or applicable stock exchange rules.

On the matters listed above, common shares are entitled to ten votes per share if they meet the requirements set forth in the Articles. Common shares entitled to ten votes per share must meet one of the following criteria:

•	common shares for which there has not been a change in beneficial ownership in the past four years; or

•	common shares received through our various equity plans which have not been sold or otherwise transferred.

In the event of a change in beneficial ownership, the new owner of that common share will be entitled to only one vote with respect to that share on all matters until four years pass without a further change in beneficial ownership of the share. The ten-votes-per-share provisions apply to Proposal 4 on this year’s ballot.

The express terms of the common shares provide that a change in beneficial ownership occurs whenever any change occurs in the person or group of persons who has or shares voting power, investment power, the right to receive sale proceeds, or the right to receive dividends or other distributions in respect of those common shares. In the absence of proof to the contrary, a change in beneficial ownership will be deemed to have occurred whenever common shares are transferred of record into the name of any other person. Moreover, corporations, general partnerships, limited partnerships, voting trustees, banks, trust companies, brokers, nominees, and clearing agencies will be entitled to only one vote per share on common shares held of record in their respective names unless written proof is provided to establish that there has been no change in the person or persons who direct the exercise of any of the rights of beneficial ownership of such shares, including the voting of common shares. Thus, shareholders who hold common shares in street name or through any of the other indirect methods mentioned above must be able to submit written proof of beneficial ownership in form and substance satisfactory to us in order to be entitled to exercise ten votes per share.

The foregoing is merely a summary of the voting terms of the common shares and this summary should be read in conjunction with, and is qualified in its entirety by reference to, the express terms of those common shares, as set forth in the Articles. A copy of the Articles is posted on our website at www.jmsmucker.com and is available free of charge to any shareholder submitting a written request to the Corporate Secretary, The J. M. Smucker Company, One Strawberry Lane, Orrville, Ohio 44667.

Appendix A

Proposed Amendment to the Amended Regulations

ARTICLE I

SHAREHOLDERS

* * * * * * *

SECTION 6. ~~Approval and Ratification of Acts of Officers and Directors. Except as otherwise provided by the Articles of Incorporation or by law, any contract, act or transaction, prospective or past, of the Company, or of the directors, or of the officers may be approved or ratified by the affirmative vote at a meeting of the shareholders, or by the written consent, with or without a meeting, of the holders of record of shares entitling them to exercise a majority of the voting power of the Company, and such approval or modification shall be valid and binding as though affirmatively voted for or consented to by every shareholder of the Company.~~ Voting. Except as may be otherwise provided by law, by applicable stock exchange regulations, by the Articles of Incorporation, or by these Regulations, all matters on which shareholders are entitled to vote will be decided by a majority of votes cast on each such matter, without regard to abstentions.

A-1

DIRECTIONS TO THE ANNUAL MEETING

O.A.R.D.C.
FISHER AUDITORIUM
1680 MADISON AVENUE
WOOSTER, OH 44691

FROM WEST CLEVELAND:

Route 71 South to Route 83 South to Route 30 West. Take the Route 302 (Madison Avenue) exit and turn left onto Madison Avenue to O.A.R.D.C. FISHER AUDITORIUM.

FROM EAST CLEVELAND & AKRON:

Route 77 South to Route 21 South to Route 585 West to Route 3 / 83 South to Route 30 West. Take the Route 302 (Madison Avenue) exit and turn left onto Madison Avenue to O.A.R.D.C. FISHER AUDITORIUM.

FROM CANTON:

Route 30 West, take the Route 302 (Madison Avenue) exit and turn left onto Madison Avenue to O.A.R.D.C. FISHER AUDITORIUM.

FROM COLUMBUS / MANSFIELD:

Route 71 North to Route 30 East. Take the Route 302 (Madison Avenue) exit and turn left onto Madison Avenue to O.A.R.D.C. FISHER AUDITORIUM.

FROM I-71
3
83
NORTH
FROM ROUTE 21
585
AKRON ROAD
CLEVELAND ROAD
BURBANK ROAD
WAYNE
COLLEGE OF WOOSTER
QUINBY
BEVER
BOWMAN
CITY OF WOOSTER
FROM CANTON
30
MARKET
LIBERTY
COURTHOUSE
302
FROM I-71
MADISON
SECREST
250
O.A.R.D.C. FISHER AUDITORIUM
FROM NEW PHILADELPHIA
FROM MILLERSBURG

PRINTED WITH SOY INK

THE J. M. SMUCKER COMPANY ATTN: JEANNETTE KNUDSEN ONE STRAWBERRY LANE ORRVILLE, OH 44667-0280

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on August 12, 2014. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on August 12, 2014. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M76321-P54416-Z63571 KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE J. M. SMUCKER COMPANY

The Board of Directors recommends you vote “FOR” the following proposals:
1. Election of Directors whose term of office will expire in 2015.
Nominees:	For	Against	Abstain		For	Against	Abstain

1a. Vincent C. Byrd	☐	☐	☐	4. Adoption of an amendment to the Company’s Amended Regulations to set forth a general voting standard for action by shareholders.	☐	☐	☐
1b. Elizabeth Valk Long	☐	☐	☐
1c. Sandra Pianalto	☐	☐	☐	NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.
1d. Mark T. Smucker	☐	☐	☐

2. Ratification of appointment of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm for the 2015 fiscal year.	☐	☐	☐

3. Advisory approval of the Company’s executive compensation.	☐	☐	☐

Please indicate if you plan to attend this meeting.	☐	☐

	Yes	No

Please sign your name EXACTLY as it appears on this proxy. Joint owners should each sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The J. M. Smucker Company Notice of 2014 Annual Meeting and Proxy Statement and 2014 Annual Report

are available at www.proxyvote.com.

— — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — —

M76322-P54416-Z63571

Proxy — THE J. M. SMUCKER COMPANY

THE J. M. SMUCKER COMPANY

One Strawberry Lane, Orrville, Ohio 44667-0280

Solicited by the Board of Directors for the Annual Meeting of Shareholders to be Held on August 13, 2014

The authorized party as herein noted (the “Authorized Party”) hereby appoints Timothy P. Smucker, Richard K. Smucker, and Jeannette L. Knudsen, or any of them, proxies with full power of substitution to vote, as designated on the reverse side, all common shares that the Authorized Party is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of The J. M. Smucker Company to be held on August 13, 2014 or at any adjournment or postponement thereof.

When properly executed, this proxy will be voted in the manner directed. If properly executed, but if no direction is given, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Please mark, date, sign, and return this proxy card promptly, using the enclosed envelope. No postage is required if mailed in the United States.